Exhibit 10.1

________________________________________________________

Asset PURCHASE AGREEMENT

BY AND Between

SOUTHERN HEALTH CORPORATION of Houston, Inc. (“Seller”),

AND

PROGRESSIVE HEALTH OF HOUSTON, LLC (“Buyer”)

________________________________________________________

January 22, 2024

TABLE OF CONTENTS

1.	Purchase of Trace Regional Assets; Purchase Price; Etc.	1
1.1	Purchase of Trace Regional Assets	1
1.2	Trace Regional Assets	1
1.3	Excluded Assets	3
1.4	Buyer Assumed Liabilities	4
1.5	Seller Retained Liabilities	5
1.6	Environmental Report	7
1.7	Prorations	7
1.8	Purchase Price	7
1.9	Management Agreement	7
1.10	Termination of November 10 Agreement	8
2.	Closing.	8
2.1	Actions of Seller at Closing	8
2.2	Actions of Buyer at Closing	9
3.	Representations and Warranties of Seller	10
3.1	Existence and Capacity	10
3.2	Powers; Consents; Absence of Conflicts with Other Agreements, Etc.	10
3.3	Binding Agreement	11
3.4	Financial Information	11
3.5	Certain Post September 30, 2023 Financial Information Results	12
3.6	Licenses	12
3.7	Certificates of Need	13
3.8	Medicare Participation/Accreditation	13
3.9	Regulatory Compliance	14
3.10	Equipment	14
3.11	[Reserved]	14
3.12	Title	14
3.13	[Reserved]	14
3.14	Litigation or Proceedings	14
3.15	[Reserved]	15

- ii -

3.16	Hill-Burton and Other Liens	15
3.17	Taxes	15
3.18	Employee Relations.	15
3.19	Agreements and Commitments	16
3.20	Contracts	17
3.21	Inventory	18
3.22	Insurance	18
3.23	Medical Staff Matters	18
3.24	Experimental Procedures	18
3.25	Condition of Assets	18
3.26	Compliance Program	19
3.27	Disclosure	19
3.28	No Broker	19
3.29	No Additional Warranties	19
3.30	Other Information	19
4.	Representations and Warranties of Buyer	20
4.1	Powers; Consents; Absence of Conflicts With Other Agreements, Etc.	20
4.2	Binding Agreement	20
4.3	Available Capital	20
4.4	Litigation or Proceedings	21
4.5	Trace Regional Permit and Performance	21
4.6	[Reserved]	21
4.7	Access and Information	21
4.8	Condition of Trace Regional; No Other Representations.	21
5.	Covenants of Seller Prior to Closing	22
5.1	Information	22
5.2	Operations	22
5.3	Negative Covenants	22
5.4	Governmental Approvals	24
5.5	[Reserved]	24
5.6	No-Shop Clause	24

- iii -

5.7	Professional and General Liability Coverage	24
5.8	Medical Staff Disclosure	24
5.9	[Reserved]	24
5.10	[Reserved]	24
5.11	Efforts to Close	24
6.	Covenants of Buyer Prior to Closing	25
6.1	Governmental Approvals	25
6.2	Efforts to Close	25
7.	Conditions Precedent to Obligations of Buyer	25
7.1	Representations/Warranties	25
7.2	[Reserved]	25
7.3	[Reserved]	25
7.4	Actions/Proceedings	25
7.5	Adverse Change	25
7.6	Insolvency	26
7.7	Vesting/Recordation	26
7.8	[Reserved]	26
7.9	Due Diligence	26
7.10	Closing Deliveries	26
8.	Conditions Precedent to Obligations of Seller	26
8.1	Representations/Warranties	26
8.2	Actions/Proceedings	27
8.3	Closing Deliveries	27
8.4	Concurrent Execution of Lease	27
8.5	Concurrent Execution of Real Estate Purchase Agreement	27
9.	Seller Covenants Not to Compete.	27
9.1	Seller’s Covenant Not to Compete and Nonsolicitation	27
9.2	Remedies	28
10.	Additional Agreements.	28
10.1	Termination Prior to Closing	28
10.2	Post-Closing Access to Information	28

- iv -

10.3	Preservation and Access to Records After the Closing.	29
10.4	Tax and Medicare Effect	29
10.5	Reproduction of Documents	30
10.6	Cooperation on Tax Matters	30
10.7	Intentionally Deleted.	30
10.8	Other Payments	30
10.9	Employee Matters.	30
10.10	Use of Trace Regional Forms, Policies and Records	31
10.11	Misdirected Payments, Etc.	31
11.	Indemnification.	32
11.1	Indemnification by Buyer	32
11.2	Indemnification by Seller	32
11.3	Notice and Control of Litigation	32
11.4	Notice of Claim	33
11.5	Claims Period	33
11.6	Liability Limits.	34
11.7	Effect of Taxes, Insurance and Other Sources of Reimbursement	34
12.	Miscellaneous.	35
12.1	Schedules and Other Instruments	35
12.2	Additional Assurances	35
12.3	Consents, Approvals and Discretion	36
12.4	Legal Fees and Costs	36
12.5	Choice of Law	36
12.6	Benefit/Assignment	36
12.7	No Brokerage	36
12.8	Cost of Transaction	37
12.9	Confidentiality	37
12.10	Public Announcements	37
12.11	Waiver of Breach	38
12.12	Notice	38
12.13	Severability	39

- v -

12.14	Gender and Number	39
12.15	Divisions and Headings	39
12.16	Survival	39
12.17	Definition of Certain Terms:	39
12.18	Waiver of Jury Trial	40
12.19	Privileged Information	40
12.20	Accounting Date	41
12.21	No Inferences	41
12.22	No Third-Party Beneficiaries	41
12.23	Entire Agreement/Amendment	41
12.24	Risk of Loss	41
12.25	Waiver of Bulk Sales Law Compliance	42
12.26	Seller’s Representative and Buyer’s Representative	42
12.27	Guaranty	42
12.28	Damages	42

EXHIBITS

Description Exhibit

Assignment and Assumption Agreement A

Management Agreement B

General Assignment, Conveyance and Bill of Sale C

SCHEDULES

Description Schedules

Tangible Personal Property 1.2(a)

Contracts 1.2(i)

Excluded Assets 1.3

Seller Retained Liabilities 1.5

General Assignment, Conveyance and Bill of Sale 2.1(a)

Contracts 1.2(i)

Consents 2.3(b)

Absence of Conflicts 3.2(c)

Financial Information 3.4

Certain Post-September 30 Financial Results 3.5

Licenses 3.6

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Certificate of Need 3.7

Medicare Participation/Accreditation 3.8

Regulatory Compliance 3.9

Litigation or Proceedings 3.14

Hill Burton 3.16

Taxes 3.17

Employee Relations 3.18

Employee Laws 3.18(b)

Employment Loss 3.18(c)

Agreements and Commitments 3.19

Insurance 3.22

Medical Staff Matters 3.23

Material Defects 3.25

Brokers 3.28

Litigation or Proceedings (Buyer) 4.4

GLOSSARY OF DEFINED TERMS

Description Section

Accessibility Laws 3.11(d)

Accounts Receivable 1.2(c)

Actual Fraud 12.17

Advances 1.2(e)

Affiliate 12.17

Agreement Preamble

Assignment and Assumption Agreement 2.1(b)

Business Day 12.17

Buyer Preamble

Buyer Assumed Liabilities 1.4

Buyer Indemnified Parties 11.2

Buyer’s Representative 12.26

Cash 1.3(a)

Certificate of Need 3.7

Clinic or Clinics Recitals

Closing 2

Closing Date 2

Closing Documents 3.27

COBRA 1.4

Contracts 1.2(h)

Crown 1.11

Deductible 11.6(a)

Designated Cost Reports 1.5(b)

Excluded Assets 1.3

Financial Information 3.4

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Financial Information Date 3.4(b)

Fiscal Year 3.4(a)

Forward Looking Materials 3.30

Fundamental Representations 11.5

GAAP 3.4

Government Entity 3.9

HIPAA 3.9

HITECH Act 3.9

Hospital Recitals

Indemnified Party 11.3

Indemnifying Party 11.3

Insolvency Event(s) 7.6

Inventory 12.17

Knowledge of Buyer 4

Knowledge of Seller 3

Lien or Liens 3.12

Loss or Losses 11.1

Material Adverse Effect 12.17

MOB Recitals

November 10 Agreement 1.11

Permits 1.2(i)

PHG 12.27

Pre-Closing Standby Fee 1.9

Provider Agreements 1.2(h)

Purchase Price 1.8

Real Estate 8.5

Real Estate Purchase Agreement 8.5

Representatives 12.26

Responsible Officers 3

Retained Employees 10.9(a)

SEC 3.5(h)

SNF Recitals

SNF Provider Agreements 1.3(k)

Seller Preamble

Seller Counsel 12.19

Seller Indemnified Parties 11.1

Seller Retained Liabilities 1.5

Seller’s Agent 3.30

Seller’s Knowledge 3

Seller’s Representative 12.26

Territory 9.1

Title Company 5.9

Title Policy 5.9

Trace Regional Recitals

Trace Regional Assets 1.1

- viii -

Trace Regional Forms 10.10

WARN Act 3.18(c)

- ix -

AssET PURCHASE AGREEMENT

This Asset Purchase Agreement (the “Agreement”) is made and entered into as of January 22, 2024, by and between Southern Health Corporation of Houston, Inc., a Georgia corporation (“Seller”) and Progressive Health of Houston, LLC, a Mississippi limited liability company (“Buyer”).

Recitals:

A. Seller owns and operates:

(i) an acute care hospital known as Trace Regional Hospital licensed for 49 beds (the “Hospital”), a medical office building (the “MOB”) and three (3) clinics (collectively, “Clinics” and singularly “Clinic”). The Hospital, one MOB, and two Clinics are located in Houston, Mississippi, and one Clinic is located in Okolona, Mississippi. The Hospital, the MOB, and the three Clinics, known collectively as the Trace Regional Health System, may be collectively referred to herein as “Trace Regional;” and

(ii) Trace Extended Care & Rehabilitation, an attached skilled nursing facility and extended care and rehabilitation center licensed for 66 beds located in Houston, Mississippi (the “SNF”), which is not included in “Trace Regional” for purposes of this Agreement.

B. Buyer desires to buy, and Seller desires to sell and transfer, the assets utilized in the operation of Trace Regional on the terms and conditions set forth in this Agreement.

Agreement:

Now, Therefore, for and in consideration of the premises and the agreements, covenants, representations, and warranties hereinafter set forth and other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto agree as follows:

1. Purchase of Trace Regional Assets; Purchase Price; Etc.

1.1 Purchase of Trace Regional Assets. Subject to and on the terms and conditions of this Agreement, at the Closing, Seller shall sell, transfer, and convey the owned personal property, its interest as a lessee in the leased personal property, and its interest as licensee in the licensed personal property of Trace Regional (collectively, the “Trace Regional Assets”) to Buyer, and Buyer shall purchase the Trace Regional Assets from Seller.

1.2 Trace Regional Assets. Immediately prior to the Closing, Seller shall own the Trace Regional Assets (which are exclusive of any real property) consisting of the tangible and intangible personal property, other than personal property leased or licensed (in which event Seller shall have a valid leasehold or license interest in such leased or licensed assets, as the case may be) used in the operation of the business of Trace Regional which assets of Trace Regional (excepting the Excluded Assets as hereinafter defined), shall consist of the following:

(a) All personal property consisting of the equipment, vehicles, furniture and furnishings, including the other personal property set forth on Schedule 1.2(a) to this Agreement, and to the extent located at Trace Regional and owned by Seller pertaining to Trace Regional, excepting any such property held under a lease or used under a license but including Seller’s interest in such lease or license (in each case to the extent assignable);

(b) the Inventory of Trace Regional owned by Seller as of the Closing Date;

(c) all receivables of Trace Regional (exclusive of any intercompany receivables), including without limitation, all accounts receivable arising from the rendering of services to patients at the Hospital, and/or the Clinics, claims and settlements made pursuant to the Medicare, Medicaid, Blue Cross, and CHAMPUS/TRICARE, cost reports filed by Seller, or to be filed, for periods prior to Closing relating to services rendered by and/or operation of Trace Regional during the month of January of 2024, in each case whether billed or unbilled, accrued, recorded or unrecorded, with collection agencies or otherwise in respect of services rendered up to the Closing Date (the “Accounts Receivable”);

(d) all prepaid expenses and other current assets of Seller generated or acquired solely from Seller’s operation of Trace Regional through Closing;

(e) all advances to third parties by Seller (other than to Affiliates) and credits generated or acquired solely from operation of Trace Regional by Seller through Closing (collectively, the “Advances”);

(f) all petty cash on hand at the Hospital, MOBs, and/or Clinics;

(g) the medical records of Seller in respect of patients of the Hospital on the Date of Closing or discharged prior to Date of Closing, and the medical records of the Clinics for patient encounters prior to the Date of Closing, all financial, patient, medical staff and personnel records of Seller directly derived from operation of Trace Regional including, without limitation, equipment records, medical administrative libraries, medical records, patient billing records, documents, catalogs, books, records, files, operating manuals and current personnel records;

(h) All rights to, interests in and claims under: (i) the Medicare and Medicaid provider agreements, CHAMPUS/ TRICARE, Blue Cross and other third-party payor programs (collectively the “Provider Agreements”) in each case solely applicable to the operation of the Hospital or Clinics on and after the Closing Date, and (ii) to the extent assignable, the contracts, commitments, leases and agreements of Seller listed on Schedule 1.2(i) to this Agreement (the “Contracts”);

(i) to the extent transferable, the licenses and permits held by Seller relating to the ownership, development, and operation of Trace Regional (including, without limitation, any pending or governmental approvals and Seller’s Medicare and Medicaid provider numbers (collectively, the “Permits”);

(j) the names, trade names, trademarks, and service marks (or variations thereof) of Seller associated with Trace Regional, all goodwill and intellectual property of Seller associated therewith, including the trade names, trademarks, service marks and other intellectual property containing the words “Trace Regional Hospital,” “Trace Regional,” “Trace Hospital,” and all applications and registrations, if any, associated any therewith;

(k) the goodwill of Seller associated with Trace Regional;

(l) the other assets and property of Trace Regional (exclusive of the Excluded Assets) of every kind, character, or description owned by Seller, wherever located; and

(m) the interest of Seller in all property of the foregoing types, arising or acquired in the ordinary course of the business of Seller to the extent, but only to the extent, solely in connection with the operation of Trace Regional Assets between the date hereof and the Closing.

1.3 Excluded Assets. Notwithstanding the generality of Section 1.2, those assets, properties, and rights of Seller and its Affiliates described below, together with any assets described on Schedule 1.3 to this Agreement, shall be retained by Seller or an Affiliate of Seller as the case may be (collectively, the “Excluded Assets”) and shall not be included in Trace Regional Assets:

(a) All real estate (including improvements) and all cash, cash deposits, cash equivalents, marketable securities and rights to bank accounts (collectively, “Cash”), other than the petty cash on hand at the Hospital, MOBs and Clinics;

(b) the SNF, and all real and personal property assets and lease interests, revenues and tangible and intangible property thereof or related thereto;

(c) the trade names, trademarks, service marks and other intellectual property containing (i) the words: “SunLink,” “SunLink Health Systems,” “SunLink Healthcare” and all iterations of any of the foregoing and (ii) the word “Trace” but only when used in connection with the SNF;

(d) any rights of Seller to causes of action, lawsuits, judgments, claims, defenses, and demands, of any nature which are: (x) available to, or which are being pursued by, Seller to the extent, but only to the extent existing on the Closing Date or arising from Seller’s operations of Trace Regional prior to such date, or (y) related in any manner to the SNF, its assets, business or operations, whether arising before or after the Closing Date, in the case of the foregoing clauses (x) or (y) hereof, whether or not accrued and whether or not disclosed and all rights and defenses in respect of any obligations or liabilities of Seller to the extent retained by Seller, including any such claims against Seller or Affiliates and pursuant to Cost Reports in respect of Trace Regional filed or to be filed related to periods prior to Closing;

(e) the refunds, loss carryforwards, claims, rights and defenses, of whatever nature relating to taxes (including without limitation any interest or penalties and amounts due state unemployment authorities) or insurance, (i) with respect to Trace Regional arising during or relating to any period prior to Closing and (ii) with respect to the SNF, whenever arising;

(f) Seller’s records relating to the Excluded Assets and the Seller Retained Liabilities (as defined below), other than any records of Trace Regional which by law Buyer is required to maintain in its possession (but with copies of any thereof so required to be maintained being provided to Seller);

(g) all ownership and other rights in connection with and the assets of Seller or its Affiliates’ employee benefit plans, and contracts or agreements related thereto;

(h) all rights under liability insurance policies maintained (i) by or on behalf of Seller prior to Closing or (ii) by or on behalf of Seller subsequent to Closing, covering claims arising or relating to any period prior to Closing as required by Section 5.7;

(i) the equipment and other tangible personal property (x) used by the SNF and (y) to the extent described on Schedule 1.3 to this Agreement, of Seller with respect to Trace Regional;

(j) all cost report receivables of Seller referenced in Section 1.5(b) whether or not reflected on the Closing Balance Sheet;

(k) all rights to, interests in and claims under the Medicare and Medicaid provider agreements, CHAMPUS/TRICARE, Blue Cross and other third party payor programs: (i) to the extent, but only to the extent, resulting from or related to cost reports filed by Seller or on its behalf, for reimbursement under or in respect of costs incurred by or services rendered by Seller and/or Trace Regional prior to the Closing Date and (ii) of Seller related to the SNF (the “SNF Provider Agreements”) and (ii) the contracts, leases and agreements of Seller other than the Contracts listed on Schedule 1.2(i) to this Agreement;

(l) intellectual property of third parties used by Trace Regional under license or which is not material to the business of Trace Regional as currently operated; and

(m) rights of lessors or licensors to property leased or licensed to Seller.

1.4 Buyer Assumed Liabilities. In connection with the conveyance of the Trace Regional Assets to Buyer, Buyer shall assume and be obligated to pay and satisfy when due, and Seller shall not be obligated with respect to any, liabilities or obligations of Seller existing at the Closing Date, or accruing thereafter, related to, associated with or arising with respect of Trace Regional, the Trace Regional Assets or the operation thereof, including without limitation of the generality of the foregoing, future payment and performance of obligations and liabilities existing as of the Closing Date or accruing on or thereafter with respect to the following (collectively, the “Buyer Assumed Liabilities”): (i) current liabilities consisting of accounts payable and accrued payables of Seller, accrued payroll and vacation liabilities, accrued payroll taxes and withholdings, other miscellaneous current liabilities, short term lease liabilities and accounts payable of Seller as of the Closing Date; (ii) performance following the Closing Date under the Contracts including, without limitation, long term lease liabilities, deferred CARES receipts; (iii) those obligations of Seller in respect of taxes (exclusive of real estate taxes) and utilities as of and following the Closing Date; (iv) performance following the Closing Date of the obligations under the Provider Agreements and Contracts with respect to obligations existing and/or incurred or occurring after the Closing Date; (v) obligations existing as of or arising after the Closing Date under all permits, approvals, licenses, qualifications, registrations, or certifications; (vi) any liabilities or obligations to former employees of Seller under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”) accruing on the Closing Date or thereafter, (vii) all Physician Employment Agreements of Seller; and (viii) all obligations arising from operation of Trace Regional following the Closing Date.

1.5 Seller Retained Liabilities. Except for the Seller Retained Liabilities, Seller shall not be liable for, or be obligated to pay or retain, and Buyer shall be obligated for, the liabilities, indebtedness, commitments, or obligations of Seller related to, incurred by or arising with respect to Trace Regional or its Assets or the operation thereof, whether known or unknown, fixed or contingent, recorded or unrecorded, existing at the Closing Date or thereafter arising except that Seller shall retain and be liable for solely the liabilities, indebtedness, commitments, or obligations of Seller which are herein below set out in this Section 1.5 (collectively, the “Seller Retained Liabilities”):

(a) claims or potential claims against Seller or Trace Regional by Medicare, Medicaid, Blue Cross, and/or CHAMPUS/TRICARE based on or in respect of reimbursement pursuant to cost reports filed or to be filed, by Seller on behalf of, or with respect to, the SNF.

(b) claims or potential claims against Seller or Trace Regional (i) by Medicare, Medicaid, Blue Cross, and/or CHAMPUS/TRICARE in respect of cost reports filed, or to be filed, by Seller or on behalf of Seller, to the extent, but only to the extent, for or with respect to reimbursement of costs related solely to Trace Regional for periods prior to the Closing Date; (ii) for claims of medical malpractice or general liability to the extent, but only to the extent, resulting solely from services provided or events occurring prior to the Closing Date and always reduced by the amount of any reserves booked or carried on Seller’s balance sheet as of December 31, 2023. Seller’s foregoing retention as provided in this clause (b) shall be subject to (x) Buyer cooperating fully and in good faith with Seller in respect of contesting or defending any such claims based on cost reports filed or to be filed by Seller or on its behalf with respect to costs incurred or reimbursement received to the extent covering or relating solely to any period on or prior to the Closing Date (the “Designated Cost Reports”) and in respect of the defense of any such medical malpractice or general liability claim based on services, events or occurrences prior to the Closing Date and (y) Seller’s prior written approval (not to be unreasonably withheld, delayed or conditioned) in respect of any Designated Cost Report, prior to filing by Buyer after the Closing Date;

(c) those claims and obligations (if any) specified in Schedule 1.5;

(d) any liabilities or obligations to the extent, but only to the extent, related solely to any of the Excluded Assets;

(e) liabilities and obligations as well as any receivables of Seller and its Affiliates arising under the terms of Medicare, Medicaid, CHAMPUS/ TRICARE, Blue Cross, or other third party payor programs to the extent, but only to the extent, resulting solely from services rendered by Seller prior to the Closing Date;

(f) except with respect to any prorated taxes as provided in Section 1.7, federal, state or local tax liabilities, provider fee, tax penalty, overpayment or tax obligation of any kind of Seller related to Trace Regional in respect of periods prior to the Closing Date including, without limitation, any income tax, any franchise tax, occupational tax, any tax recapture, any sales and/or use tax (exclusive of any such sales tax imposed by the State of Mississippi on the sale of the Trace Regional Assets contemplated hereby), any state provider fee, tax penalty or tax obligation of any kind of Seller, and any FICA, FUTA and any and all other taxes due on amounts paid to any employee at Trace Regional for paid time off, vacation, sick leave, and holiday benefits to the extent but only to the extent, accrued while in the employ of Seller prior to the Closing Date;

(g) liability of Seller to the extent, but only to the extent, relating to periods prior to the Closing Date, for any amounts owing: (i) to Seller’s employees or for any pension, profit sharing, deferred compensation, or any other employee health and welfare benefit plans, or (ii) on liability for any EEOC claim, ADA claim, FMLA claim, wage and hour claim, unemployment compensation claim, or workers’ compensation claim made, or any liabilities or obligations to former employees of Seller under COBRA, accruing, prior to the Closing Date;

(h) any obligation or liability of Seller to the extent, but only to the extent, accruing or based on any federal, state or local investigations of, or claims or actions against, Seller or any of its Affiliates or any of their employees, medical staff, agents, vendors or representatives solely with respect to acts or omissions prior to the Closing;

(i) any civil or criminal obligation or liability of Seller to the extent, but only to the extent, resulting directly and primarily from any acts or omissions of Seller, its Affiliates or their directors, officers, employees and agents for violation of any law, rule, regulation, interpretation or order of any Government Entity prior to the Closing Date;

(j) liabilities or obligations of Seller to the extent, but only to the extent, caused by any material breach by Seller at any time prior to the Closing Date of any contract or commitment that is not a Retained Liability;

(k) liabilities or obligations of Seller to the extent, but only to the extent, caused by the material breach of any Contract by Seller prior to the Closing Date;

(l) any obligation or liability of Seller under the federal Hill‑Burton program or other restricted governmental grant or loan programs to the extent but only to the extent, resulting from the ownership or operation of Trace Regional by Seller prior to the Closing Date; and

(m) any debt, obligation, or liability in excess of Ten Thousand Dollars ($10,000) of Seller to third parties to the extent, but only to the extent, incurred solely as a result of any material violation by Seller of any law, regulation, or ordinance prior to the Closing Date (including, without limitation, those pertaining to fraud, environmental and healthcare regulatory matters).

1.6 Environmental Report. Seller has provided Buyer with a Phase I Environmental Site Assessment dated May 1, 2008, and Buyer has had full opportunity to and has satisfied itself with respect to its inspection and environmental assessment of the Trace Regional Assets.

1.7 Prorations. Except as otherwise provided herein, Seller and Buyer shall prorate as of the Closing Date with respect to (i) the Contracts based upon the number of days occurring prior to the Closing Date and following the Closing Date during the billing period for each such payment, (ii) personal property taxes, if any, on the Trace Regional Assets, in each case based upon the amounts set forth in the current bills and the number of days in the taxable period prior to the Closing Date and in the taxable period following the Closing Date, and (iii) all utilities servicing any of Trace Regional, including water, sewer, telephone, electricity, and gas service based upon number of days occurring prior to the Closing Date and following the Closing Date during the billing period for each such charge. Buyer shall within a reasonable time following such billing period or taxable period present Seller with evidence of such proration, and Seller shall pay its proration to Buyer within thirty (30) days of receipt.

1.8 Purchase Price. In consideration for the sale of the Trace Regional Assets by Seller to Buyer (subject only to prorations pursuant Section 1.7), the purchase price of the Trace Regional Assets is fixed and shall be Five Hundred Thousand Dollars ($500,000) (subject only to prorations pursuant Section 1.7) (the “Purchase Price”) payable to Seller in cash at Closing by wire transfer of immediately available funds.

1.9 Management Agreement. Concurrent with the Closing, Seller and Buyer shall enter into that certain Management Agreement (the “Management Agreement”), attached hereto as Exhibit B. Beginning on the Closing Date until the completion of the Change of Ownership process (the “CHOW”) required by the Mississippi Department of Health, Buyer shall manage the operations of Trace Regional pursuant to the Management Agreement subject always to Seller’s guidance and control. Upon the CHOW’s approval, the Management Agreement shall terminate, and Seller and Buyer shall cooperate reasonably to ensure a smooth transition of ownership control to Buyer.

1.10 Termination of November 10 Agreement. Buyer agrees that immediately upon execution of this Agreement by the parties hereto, that the Stock Purchase Agreement dated November 10, 2023 (the “November 10 Agreement”) by and between Crown Healthcare Investments, LLC (“Crown”) and Buyer shall be concurrently terminated and of no further force or effect and Seller agrees, and to cause Crown to concurrently agree, to such termination of the November 10 Agreement.

2. Closing. Subject to satisfaction in material respects or waiver by the appropriate party of the conditions precedent to Closing considered as a whole specified in Section 7 hereof in the case of Buyer’s obligation to close and Section 8 hereof in the case of Seller’s obligation to close, the consummation of the transactions contemplated by and described in this Agreement (the “Closing”) shall take place at 10:00 a.m. local time, at the offices of Smith, Gambrell & Russell, LLP, 1105 West Peachtree Street NE, Suite 1000, Atlanta, GA 30309 or such other location as may otherwise be agreed upon by the parties. The Closing shall occur as promptly as practicable but in any event no later than January 31, 2024, or on such other date as the parties may mutually agree in writing in writing (the “Closing Date”). Notwithstanding the foregoing, either party may terminate this Agreement if the Closing has not occurred on or before February 5, 2024, except for the default or failure of the terminating party in performance of its material obligations hereunder or to proceed with reasonable diligence to effect the Closing.

2.1 Actions of Seller at Closing. At the Closing and unless otherwise waived in writing by Buyer, Seller shall deliver to Buyer (or, in the case of items referred to in Section 2.1(i) and (j) below, Seller shall deliver to Buyer (and Seller shall be entitled to retain copies of) the following:

(a) General Assignment, Conveyance and Bill of Sale in the form attached as Exhibit C, fully executed by Seller, conveying to Buyer good and valid title to the Trace Regional Assets, free and clear of all Liens;

(b) An Assignment and Assumption Agreement(s) in the form attached as Exhibit A (the “Assignment and Assumption Agreement”), fully executed by Seller, assigning and conveying to Buyer Seller’s interest in any assignable Contracts and;

(c) Copies of resolutions duly adopted by the Board of Directors of Seller, authorizing and approving its performance of the transactions contemplated hereby and the execution and delivery of this Agreement and the documents described herein, certified as true and of full force as of the Closing, by the appropriate officers of Seller;

(d) Certificates of the President or a Vice President of Seller, certifying that to the best of such officer’s knowledge and belief each covenant and agreement of Seller to be performed or prior to or as of the Closing pursuant to this Agreement has been materially performed and the representations and warranties of Seller, considered as a whole, are true and correct in all material respects on the Closing Date, as if made on and as of the Closing (except to the extent made as of an earlier date, in which case true and correct as of such earlier date);

(e) Certificates of incumbency for the officers of Seller executing this Agreement or making certifications for the Closing dated as of the Closing Date;

(f) an assignment of all Physician Employment Agreements of Seller with respect to the Hospital which are terminable within 90 days;

(g) that certain Lease Agreement of even date herewith between Lesser as Lessor and Buyer as Lessee together with the first month’s rent as provided therein, fully executed by Seller, fully executed by Seller;

(h) that certain Management Agreement of even date herewith between Buyer and Seller with respect to management of Trace Regional, fully executed by Seller;

(i) that certain Real Estate Purchase Agreement of even date herewith between Seller and Buyer with respect to the purchase of the Trace Regional real estate as defined therein, fully executed by Seller;

(j) that certain Shared Services Agreement of even date herewith executed by Seller in favor of Buyer to aid with the transition of the Hospital’s operations to Buyer, fully executed by Seller; and

(k) Such other instruments and documents as Buyer, acting reasonably and in good faith, shall request which are necessary to effect the transactions contemplated hereby.

2.2 Actions of Buyer at Closing. At the Closing and unless otherwise waived in writing by Seller, Buyer shall deliver to Seller the following:

(a) The Purchase Price in accordance with Section 1.8 hereof;

(b) Copies of resolutions duly adopted by Buyer’s managing body or authority, authorizing and approving Buyer’s performance of the transactions contemplated hereby and the execution and delivery of this Agreement and the documents described herein, certified as true and in full force as of the Closing, by the appropriate officers of Buyer;

(c) Certificates of the chief executive of Buyer, certifying that to such officer’s best knowledge and belief each covenant and agreement of Buyer to be performed prior to or as of the Closing pursuant to this Agreement has been performed and the representations and warranties of Buyer are true and correct on the Closing Date, as if made on and as of the Closing (except to the extent made as of an earlier date, in which case true and correct as of such earlier date);

(d) that certain Lease Agreement of even date herewith between Lesser as Lessor and Buyer as Lessee together with the first month’s rent as provided therein, fully executed by Buyer;

(e) that certain Management Agreement of even date herewith between Buyer and Seller with respect to management of Trace Regional, fully executed by Buyer;

(f) that certain Real Estate Purchase Agreement of even date herewith between Seller and Buyer with respect to the purchase of the Trace Regional real estate as defined therein, fully executed by Buyer;

(g) that certain Shared Services Agreement of even date herewith executed by Seller in favor of Buyer to aid with the transition of the Hospital’s operations to Buyer, fully executed by Buyer; and

(h) Such other instruments and documents as Seller may reasonably deem necessary to effect the transactions contemplated hereby.

3. Representations and Warranties of Seller. The Schedules to this Agreement set forth items of disclosure with specific reference to the particular Section or subsection of this Agreement to which the schedule relates, it being understood that matters disclosed with respect to one section to this Agreement shall be deemed to be disclosed with respect to any other section to this Agreement where it is reasonably apparent that the matters so disclosed are also applicable to another Section of this Agreement or to this Agreement. For the purposes of this Agreement, “Knowledge of Seller” or “Seller’s Knowledge” means the actual knowledge (exclusive of imputed knowledge) of one or more of the following: Sheila Brockman, Mark J. Stockslager and Robert M. Thornton, Jr., (collectively, the “Responsible Officers”) as such knowledge may exist as of the date hereof and as of the Closing Date. As of the date hereof, and, when read in light of the Schedules to this Agreement as and to the extent updated in accordance with the provisions of Section 12.1 hereof, as of the Closing Date, Seller represents and warrants to Buyer the following:

3.1 Existence and Capacity. Seller is a corporation duly organized and validly existing and in good standing under the laws of the State of Georgia. Seller has the requisite corporate power and authority to enter into this Agreement, to perform its obligations hereunder and to conduct its business substantially as now being conducted.

3.2 Powers; Consents; Absence of Conflicts with Other Agreements, Etc. The execution, delivery, and performance of this Agreement by Seller, and all other agreements referenced herein, or ancillary hereto, to which Seller is a party, and the consummation of the transactions contemplated herein by Seller:

(a) are within its corporate powers, are not in contravention of law or of the terms of its organizational documents, and have been duly authorized by all appropriate corporate action;

(b) except as provided in Section 5.4 below or as set forth on Schedule 3.2(b) to this Agreement, do not require any prior approval or consent of, or prior filing by Seller,

with, any Government Entity bearing on the validity of this Agreement which is required by law or the regulations of any such agency or authority;

(c) except as set forth on Schedule 3.2(c) to this Agreement, to Seller’s Knowledge, will neither materially conflict with, nor result in any material breach or contravention of, or the creation of any material lien, charge, or encumbrance under, any debt instrument or other indenture, agreement, lease, instrument or understanding to which it is a party or by which it is bound which with respect to any of the foregoing would result in a Material Adverse Effect;

(d) will not to Seller’s Knowledge violate any statute, law, rule, regulation or any judgment, writ, injunction, decree, or order of any Government Entity.

3.3 Binding Agreement. This Agreement and all agreements to which Seller will become a party pursuant hereto are and/or will constitute the valid and legally binding obligations of Seller and are and will be enforceable against Seller in accordance with the respective terms hereof or thereof except as such enforcement may be limited by laws affecting enforcement of creditors rights generally and general equitable principles regardless of whether such enforceability is considered in a proceeding at law or in equity.

3.4 Financial Information. Seller has previously delivered to Buyer under a prior agreement true and correct copies of the following financial information of or pertaining to Seller and its operation of Trace Regional for the period commencing on July 1, 2023 and ending September 30, 2023 (“Financial Information”), which Financial Information has been maintained on an accrual basis, and copies of Financial Information as of September 30, 2023 are attached as Schedule 3.4 to this Agreement:

(a) balance sheets, income statements, and statements of cash flows for Seller for the fiscal years ended June 30, 2021, 2022 and 2023 (each a “Fiscal Year”) delivered to Buyer under a prior agreement have been compiled from Seller’s books and records and from the audited balance sheets, income statements, and statements of cash flows of SunLink for the corresponding fiscal years, copies of all thereof have been made available for inspection by Buyer and included in its books and records similarly available for inspection by Buyer;

(b) The September 30, 2023 financial information for interim period ending as of September 30, 2023 as set forth in Schedule 3.4.

Such Financial Information was prepared in the normal course of business based upon the books and records of Seller as historically maintained and fairly represent, in accordance with generally accepted accounting principles (“GAAP”) (except as to the absence of footnotes, subject to interim and year-end audit adjustments and to adjustments to shareholder equity based on intercompany items) in all material respects, Seller’s financial condition and results of operations as of the dates and for the periods indicated thereon.

3.5 Certain Post September 30, 2023 Financial Information Results. Except as set forth in Schedule 3.5 to this Agreement, since December 15, 2023, there has not been any:

(a) material damage, destruction, or casualty Loss in excess of One Hundred Thousand Dollars ($100,000) ($75,000 if not covered by insurance) affecting the tangible property of included in the Trace Regional Assets;

(b) to Seller’s Knowledge, any Material Adverse Effect;

(c) to Seller’s Knowledge, any threatened employee strike, work stoppage, or labor dispute pertaining to Trace Regional;

(d) sale, assignment, transfer, or disposition of any item of personal property or equipment constituting Trace Regional Assets having a fair market value in excess of Fifty Thousand Dollars ($50,000) (other than supplies and inventory), except in the ordinary course of business consistent with past practices which, if not obsolete or no longer useful in Trace Regional’s business, has not been replaced by Seller with personal property or equipment of comparable utility or fair market value prior to Closing;

(e) material increases in the compensation payable by Seller to any of its employees or independent contractors providing services to Trace Regional, or any such increase in, or institution of, any bonus (exclusive of a stay bonus to Ray Leadbetter, the CEO of the Hospital (Seller shall be responsible for paying such bonus rather than Buyer, as described in Schedule 3.5), insurance, pension, profit-sharing or other employee benefit plan, remuneration or arrangements made to, for or with such employees, except in the ordinary course of business;

(f) material changes in the composition of the medical staff of Trace Regional, other than normal turnover occurring in the ordinary course of business;

(g) material changes in the rates charged by Trace Regional for their services, other than those made in the ordinary course of business;

(h) changes in accounting methods or practices or changes in depreciation or amortization policies, employed by Seller with respect to Trace Regional, except as otherwise required by law or regulations including regulations, requirements and guidelines issued by the Securities and Exchange Commission (“SEC”);

(i) material transactions pertaining to Trace Regional by Seller outside the ordinary course of business.

3.6 Licenses. To the Knowledge of Seller, the Hospital and the Clinics are and will be duly licensed, as of the date of Closing pursuant to the applicable laws of the State of Mississippi. All departments of the Hospital and Clinics which are required to be specially licensed are duly licensed, and Seller has all other licenses, registrations, permits, and approvals which are needed or required by law to operate the businesses related to or affecting Trace Regional substantially as presently operated except where the failure to be so licensed would not have a Material Adverse Effect on Seller. Seller has made available for inspection by Buyer a list (Schedule 3.6 to this Agreement) of all such licenses, registrations, permits and approvals in its records owned or held by Seller relating to the operation of the Hospital, SNF and the Clinics, all of which are now or as of the Closing will be in good standing and not subject to meritorious challenge, except where such failure or challenge would not have a Material Adverse Effect on Seller.

3.7 Certificates of Need. To Seller’s Knowledge, the Hospital is grandfathered under the Certificate of Need laws of the State of Mississippi (except for the Certificate of Need or letter of determination referenced below obtained by Seller approving Seller’s application for geriatric psychiatry). No Certificate of Need applications, requests for letters of non-reviewability or determination requests pertaining to Trace Regional are currently pending. As used herein, “Certificate of Need” means a written statement issued by the State of Mississippi evidencing community need for a new, converted, expanded, or otherwise significantly modified health care facility, health service, or capital expenditure. Seller has delivered to Buyer a copy of the Certificate of Need decisions approving the Hospital (Schedule 3.7 to this Agreement). Seller has made available to Buyer for inspection by Buyer a copy of the Certificate of Need decision or letter of determination dated May 3, 2022, approving Seller’s application for geriatric psychiatry.

3.8 Medicare Participation/Accreditation. Trace Regional is qualified for participation in the Medicare, Medicaid and CHAMPUS/TRICARE programs through the provider contracts of Seller, is in material compliance with the conditions of participation in such programs and has received all approvals or qualifications necessary for reimbursement under such programs for Trace Regional. The services provided by the Hospital are duly accredited as part of The Joint Commission’s accreditation by The Joint Commission for the three (3) year period specified on Schedule 3.8 to this Agreement. Copies of the most recent accreditation letters from The Joint Commission pertaining to the Hospital have been made available to Buyer. To the Knowledge of Seller, the billing practices of Seller with respect to Trace Regional to all third party payors, including the Medicare, Medicaid and CHAMPUS/TRICARE programs and private insurance companies, have been in material compliance with applicable laws, regulations and policies of such third party payors including the Medicare, Medicaid and CHAMPUS/TRICARE programs and neither Seller nor Trace Regional have billed or received any payment or reimbursement in excess of amounts allowed by law, except as and to the extent that liability for such overpayment is immaterial or has been satisfied in full. Seller has not been excluded from participation in the Medicare, Medicaid or CHAMPUS/TRICARE programs nor is any such exclusion threatened. To the Knowledge of Seller, based upon and in reliance upon Seller’s review of (i) the “list of Excluded Individuals/Entities” on the website of the United States Health and Human Services Office of Inspector General (http://oig.hhs.gov/fraud/exclusions.html), and (ii) the “List of Parties Excluded From Federal Procurement and Non-procurement Programs” on the website of the United States General Services Administration (http://www.arnet.gov/epls/), none of the officers, directors or managing employees of Seller have, to the Knowledge of Seller, been excluded from participation in the Medicare, Medicaid or CHAMPUS/TRICARE programs. Except as set forth in a writing delivered by Seller to Buyer or as set forth on Schedule 3.8 to this Agreement, Seller has not received any written notice pertaining to Trace Regional from any of the Medicare, Medicaid or CHAMPUS/TRICARE programs, or any other third-party payor programs of any pending or threatened investigations or surveys (other than surveys in the ordinary course of business).

3.9 Regulatory Compliance. Except as set forth in a writing delivered by Seller to Buyer or as set forth on Schedule 3.9 to this Agreement, to Seller’s Knowledge, Seller and Trace Regional are, and at all times within the last three (3) years have been, in material compliance with applicable statutes, rules, regulations, and requirements of the Government Entities having jurisdiction over Seller or Trace Regional and the operations of Trace Regional or its related ancillary services. As used herein, “Government Entity” means any government or any agency, bureau, board, directorate, commission, court, department, official, political subdivision, tribunal or other instrumentality of any government, whether federal, state or local. Seller has to Seller’s Knowledge timely filed, or by the due date will file, all material reports, data, and other information required to be filed with the Government Entities, except where the failure to so file would not have a Material Adverse Effect. To the Knowledge of Seller, neither Seller nor any of its employees have knowingly committed any material violation of federal or state laws regulating health care fraud, including but not limited to the federal Anti-Kickback Law, 42 U.S.C. §1320a‑7b, the Physician Self-Referral Law, 42 U.S.C. §1395nn, as amended, and the False Claims Act, 31 U.S.C. §3729, et seq. To the Knowledge of Seller, Trace Regional is in substantial compliance with the administrative simplification provisions required under the Health Insurance Portability and Accountability Act of 1996 (“HIPAA”), including the electronic data interchange regulations and the health care privacy and security regulations, as of the applicable effective dates for such requirements (Health Information Technology for Economic and Clinical Health Act (the “HITECH Act”), American Recovery and Reinvestment Act of 2009 (ARRA), Pub. L. No. 111‑5 (2009)).

3.10 Equipment. Since December 15, 2023, Seller has not sold or otherwise disposed of any item of owned equipment of Trace Regional having a fair market value in excess of Fifty Thousand Dollars ($50,000).

3.11 [Reserved]

3.12 Title. As of the Closing, Seller shall own and hold good and valid title (warranted only for acts of Seller) to the Trace Regional Assets, subject to no mortgage, lien, pledge, security interest, conditional sales agreement, right of first refusal, option or material restriction, liability, encumbrance, or charge (collectively “Liens” and individually each a “Lien”) other than leases of equipment and licenses of software and other assets and taxes not yet due and payable.

3.13 [Reserved]

3.14 Litigation or Proceedings. Seller has delivered to Buyer an accurate list (Schedule 3.14 to this Agreement) of any litigation pending with respect to Trace Regional or the Trace Regional Assets. Seller is not in default in any material respect under any order of any court or Government Entity wherever located related to Trace Regional or the Trace Regional Assets. Except as set forth in a writing delivered by Seller to Buyer or as set forth on Schedule 3.14 to this Agreement, there are no investigations known to Seller or actions, claims, suits or proceedings pending against Seller, Trace Regional or the Trace Regional Assets, or, to the Knowledge of

Seller, threatened against Seller or Trace Regional, at law or in equity before or by any court or Government Entity wherever located.

3.15 [Reserved]

3.16 Hill-Burton and Other Liens. Except as set forth on Schedule 3.16 to this Agreement, the Trace Regional Assets are not to Seller’s Knowledge subject to any loans, grants, or loan guarantees pursuant to the Hill-Burton Act program, the Health Professions Educational Assistance Act, the Nurse Training Act, the National Health Planning and Resources Development Act, and the Community Mental Health Centers Act, as amended, or similar laws or acts relating to healthcare facilities. The transactions contemplated hereby will not result in any obligation on Buyer to repay any of such loans, grants, or loan guarantees.

3.17 Taxes. With respect to the Trace Regional Assets, except as otherwise set forth if any on Schedule 3.17 to this Agreement, Seller during its ownership by Crown has filed all federal, state, and local tax returns required to have been filed (all of which were to the Knowledge of Seller true and correct in all material respects) and have duly paid or made provision for the payment of all taxes (including any interest or penalties and amounts to state unemployment authorities) which are shown due and payable on any tax returns for which, to the Knowledge of Seller, Seller has liability to the appropriate tax authorities. To the Knowledge of Seller, it has in all material respects withheld proper and accurate amounts from the employees of Trace Regional compensation in material compliance with all applicable withholding and similar provisions of the Internal Revenue Code of 1986, as amended), including employee withholding and social security taxes, and any and all other applicable laws. No deficiencies for any of such taxes have been asserted or threatened, to Seller’s Knowledge, and no audit on any such returns is currently under way or, to Seller’s Knowledge, threatened. There are no outstanding agreements by Seller for the extension of time for the assessment of any such taxes. Except as set forth on Schedule 3.17 to this Agreement, Seller has not taken and will not knowingly take any action in respect of any federal, state, or local taxes (including, without limitation, any withholdings required to be made in respect of employees) which would reasonably be expected to have a Material Adverse Effect upon Trace Regional as of or subsequent to Closing. There are no tax liens on any of the Trace Regional Assets and, to Seller’s Knowledge, no basis exists for the imposition of any such liens (other than for tax liens that arise from taxes not yet due and payable).

3.18 Employee Relations.

(a) Except as set forth on Schedule 3.18 to this Agreement hereto, to Seller’s Knowledge, there has not been within the last three (3) years and there is not presently pending or threatened, and no event has occurred or circumstance exists that would provide the basis for, any strike, slowdown, picketing, work stoppage, or employee grievance process, or any proceeding against or affecting Seller or Trace Regional relating to an alleged violation of any legal requirements pertaining to labor relations, including any charge, complaint, or unfair labor practices claim filed by an employee, union, or other person with the National Labor Relations Board or any comparable governmental body, organizational activity, or other labor dispute against or affecting Seller or Trace Regional. With respect to Seller employees, (i) no collective bargaining agreement exists or is currently being negotiated by Seller; (ii) no application for certification of a collective bargaining agent is pending; (iii) no demand has been made for recognition by a labor organization; (iv) no union representation question exists; (v) no union organizing activities are taking place to Seller’s Knowledge; and (vi) to Seller’s Knowledge none of Trace Regional’s employees is represented by any labor union or organization.

(b) To Seller’s Knowledge, it is in compliance in material respects with applicable legal requirements relating to employment; employment practices; terms and conditions of employment; equal employment opportunity; nondiscrimination; immigration; wages; hours; benefits; payment of employment, social security, and similar taxes; occupational safety and health; and plant closing related to Trace Regional, the non-compliance with which would reasonably be expected to result in a Material Adverse Effect. Except as set forth in Schedule 3.18(b) to this Agreement, Seller is not liable for the payment of any material compensation, damages, taxes, fines, penalties, interest, or other amounts, however designated, for failure to comply with any of the foregoing legal requirements. Except as set forth in Schedule 3.18(b) to this Agreement, there are no pending or, to Seller’s Knowledge, threatened claims before the Equal Employment Opportunity Commission (or comparable state agency), complaints before the Occupational Safety and Health Administration (or comparable state agency), wage and hour claims, unemployment compensation claims, workers’ compensation claims, or the like related to Trace Regional.

(c) Seller has made available to Buyer access for inspection to (i) the personnel records of Seller’s employees at Trace Regional and to the salary or wage records for such employees including records reflecting sick, paid-time-off, vacation leave, and extended illness benefits that is accrued or credited but unused or unpaid and (ii) copies in its files of each employment, consulting, independent contractor, bonus, or severance agreement to which Seller is a party and which relates primarily to the operation of Trace Regional. Schedule 3.18(c) to this Agreement sets forth the employees who to Seller’s Knowledge had an “employment loss,” as such term is defined in the Worker Adjustment and Retraining Notification Act (the “WARN Act”), within the ninety (90) days preceding the Closing; in relation to the foregoing, Seller has not to its Knowledge violated the WARN Act or any similar state or local legal requirements in any material respect. Except as set forth in Schedule 3.18(c) to this Agreement, to Seller’s Knowledge, no officer, director, agent, employee, consultant, or independent contractor of Seller is bound by any contract that purports to limit the ability of such officer, director, agent, employee, consultant, or independent contractor to engage in or continue or perform any conduct, activity, duties or practice relating to the business of Seller.

3.19 Agreements and Commitments. Seller has made available for inspection by Buyer its books and records including an accurate list (Schedule 3.19 to this Agreement) of all commitments, contracts, leases, and agreements, written or oral, of Seller which to Seller’s Knowledge materially affect Trace Regional or the operation thereof involving future payments, performance of services or delivery of goods to or by Seller in an amount or fair market value in excess of One Hundred Thousand Dollars ($100,000) on an annual basis, to the extent such commitments, contracts, leases and agreements are or are proposed to be Contracts, including, in every case of the following clauses (a) through (o), to the extent such items are known to exist and contained in Seller’s records (a) Physician Employment Agreements, (b) agreements with health maintenance organizations, preferred provider organizations, or other alternative delivery systems Seller believes material to the operation of Trace Regional as currently operated, (c) joint venture or partnership agreements to which Trace Regional is a party, (d) employment contracts or any other material contracts, agreements, or commitments to or with individual employees or agents, (e) [reserved], (f) equipment leases, (g) equipment maintenance agreements, (h) agreements with municipalities, (i) collective bargaining agreements or other contracts or commitments to or with any labor unions, labor organizations, or other employee representatives or groups of employees, (j) loan agreements, mortgages, liens, or other security agreements, (k) patent licensing agreements or any other agreements, licenses, or commitments with respect to patents, patent applications, trademarks, trade names, service marks, technical assistance, copyrights, or other like terms affecting Seller, Trace Regional or the Trace Regional Assets, (l) contracts or commitments providing for payments based in any manner on the revenues or profits of Seller, Trace Regional or the Trace Regional Assets, (m) agreements, licenses, or commitments relating to data processing programs, software, or source codes utilized in connection with Trace Regional or the Trace Regional Assets, (n) contracts or commitments, whether in the ordinary course of business or not, which restrain, in any manner, the operations of Trace Regional (including, but not limited to, noncompetition agreements), and (o) contracts or commitments, whether in the ordinary course of business or not, which involve future payments, performance of services or delivery of goods or material, to or by Seller.

3.20 Contracts. Schedule 1.2(h) to this Agreement sets forth a true and complete list of the Contracts. Seller has made available access to Buyer for inspection in Seller's books and records true and correct copies of the Contracts. Seller represents and warrants with respect to the Contracts material to Trace Regional that:

(a) The Contracts which are material to the business of Trace Regional’s operations are to Seller’s Knowledge valid and legally binding obligations of Seller or the Hospital or other unit of Trace Regional and are enforceable substantially in accordance with their terms except as such enforcement may be limited by laws affecting enforcement of creditors rights generally and general equitable principles regardless of whether such enforceability is considered in a proceeding at law or in equity;

(b) Each material Contract, to Seller’s Knowledge, constitutes the entire agreement in all material respects by and between the respective parties thereto with respect to the subject matter thereof; and

(c) All obligations required to be performed to date by Seller under the terms of the Contracts which are material to the business of Trace Regional’s operations have to Seller’s Knowledge been substantially performed in all material respects and each of such Contracts is in full force and effect without any known material default on the part of Seller or the Hospital or other unit of Trace Regional, as the case may be.

3.21 Inventory. The Inventory included in the Trace Regional Assets is, in the opinion of the Responsible Officers, substantially of a quality and quantity presently usable and salable in the ordinary course of business of Trace Regional. On the Closing Date, the Inventory at Trace Regional is, in the opinion of the Responsible Officers, being maintained at levels sufficient for the operation of Trace Regional in the ordinary course of business consistent with past practice.

3.22 Insurance. Seller has delivered to Buyer an accurate schedule (Schedule 3.22 to this Agreement) disclosing the insurance policies covering the ownership and operations of Trace Regional (other than those related to any Employee Benefit Plans), which Schedule reflects the policies’ numbers, identity of insurers, amounts, and coverage. All of such policies are in full force and effect. To Seller’s Knowledge, it has given in a timely manner to its insurers all notices required to be given under its insurance policies with respect to all pending claims covered by insurance. No insurer has denied coverage of any such claims or actions. Except as set forth on Schedule 3.22 to this Agreement, Seller has not (a) received any written notice or other communication from any such insurance company canceling any of such insurance policies and to Seller’s Knowledge, no such cancellation or is threatened or (b) to Seller’s Knowledge failed to give any required notice or present any claim which is still outstanding under any of such policies with respect to Seller or Trace Regional.

3.23 Medical Staff Matters. Seller has made available to Buyer for inspection in Seller’s books and records a true and correct copy the Hospital’s medical staff bylaws, rules and regulations. The physicians listed on Schedule 3.23 to this Agreement hereto are current members in good standing of the Hospital medical staff with privileges to perform medical services at the Hospital. Except as set forth in Schedule 3.23 to this Agreement, to Seller’s Knowledge, there are no adverse actions pending with respect to any of the physicians listed on Schedule 3.23 to this Agreement or with any applicant for privileges at the Hospital, and there are no pending or threatened disputes with any applicants, staff members, or health professional affiliates associated therewith, and Seller knows of no basis therefor. Except as set forth in Schedule 3.23 to this Agreement, to Seller’s Knowledge, there is no pending appeal periods applicable to any applicant of the Hospital or any of the physicians listed on Schedule 3.23 to this Agreement.

3.24 Experimental Procedures. During the past five (5) years Seller has not permitted the performance at the Hospital of any experimental or research procedures or studies involving patients in Trace Regional not authorized and conducted in accordance with the procedures of the applicable Institutional Review Board.

3.25 Condition of Assets. Except as set forth on Schedule 3.25 to this Agreement, substantially all of the tangible assets material to the operation of Trace Regional are generally considered by Seller to be in acceptable condition, ordinary wear and tear and obsolescence excepted. Except as expressly set forth in this Agreement, or the instruments of transfer, to Seller’s Knowledge, Schedule 3.25 to this Agreement lists any known material noncompliance with applicable building and safety codes in the buildings, structures, facilities and major equipment.

3.26 Compliance Program. Seller has made available in Seller’s books and records for inspection by Buyer a copy of Seller’s current compliance program materials applicable to Trace Regional, other than materials subject to a legal privilege which could be waived by such provision, including without limitation, all program descriptions, compliance officer and committee descriptions, ethics and risk area policy materials, training and education materials, auditing and monitoring protocols, reporting mechanisms, and disciplinary policies pertaining to Trace Regional. Seller: (a) is not a party to a Corporate Integrity Agreement the Office of Inspector General of the Department of Health and Human Services, (b) has no reporting obligations pursuant to any settlement agreement entered into with any Government Entity, and (c) has no knowledge of any material non-compliance by Trace Regional with such program. For purposes of this Agreement, the term “compliance program” refers to provider programs of the type described in the compliance guidance published by the Office of Inspector General of the Department of Health and Human Services.

3.27 Disclosure. To Seller’s Knowledge, this Agreement and Schedules to this Agreement and the Closing Documents (as defined below) of Seller do not and will not knowingly include any untrue statement of a material fact relating to Seller or Trace Regional. Buyer acknowledges that Seller’s books and records relating to Trace Regional and have been held available to Buyer for inspection whether or not inspected by Buyer. Copies of all documents referred to in any Schedule to this Agreement, to the extent in Seller’s possession, have made available to Buyer for inspection in Seller’s books and records and to Seller’s Knowledge constitute true and correct copies thereof. The term “Closing Documents” means those documents executed and delivered by Seller at the Closing pursuant to Section 2 above.

3.28 No Broker. Except for Centric Management Services, LLC or as otherwise as set forth on Schedule 3.28 to this Agreement, Seller has not and will not pay any broker, investment banker, financial advisor or other person or entity on a contingency fee basis in connection with the transactions contemplated by this Agreement.

3.29 No Additional Warranties. THE REPRESENTATIONS AND WARRANTIES CONTAINED HEREIN ARE THE ONLY REPRESENTATIONS OR WARRANTIES GIVEN BY SELLER. BUYER HEREBY ACKNOWLEDGES THAT, PRIOR TO EXECUTION OF THIS AGREEMENT, IT HAS CONDUCTED OR HAD THE OPPORTUNITY TO CONDUCT ITS OWN INSPECTION AND INVESTIGATION OF SELLER, TRACE REGIONAL AND THE TRACE REGIONAL ASSETS AND EXCEPT WITH RESPECT TO THE REPRESENTATIONS AND WARRANTIES OF SELLER SET FORTH IN THIS AGREEMENT, IS PURCHASING TRACE REGIONAL AND THE TRACE REGIONAL ASSETS WITH NO OTHER REPRESENTATIONS OR WARRANTIES OF ANY KIND, EXPRESS OR IMPLIED, EITHER ORAL OR WRITTEN, MADE BY SELLER OR ANY AGENT OR REPRESENTATIVE OF SELLER.

3.30 Other Information. Buyer agrees that neither Seller nor any directors, officers, managers, employees, attorneys, accountants, brokers, finders, investment advisors or bankers or other agents (“Seller’s Agents”) will have or be subject to any liability to Buyer or any other person resulting from the provision to Buyer, or Buyer’s use of, any information, document, or material made available to Buyer by Seller in any “data room” (electronic or otherwise), management presentation or any other form in anticipation of the transactions contemplated by this Agreement, other than information, documents, or materials incorporated in or referenced in the representations and warranties contained herein. In connection with Buyer’s investigation of Trace Regional and the Trace Regional Assets, Buyer may have received from or on behalf of Seller of a budget for fiscal 2024 operation of Trace Regional and other estimates, plans or projections (collectively, “Forward Looking Materials”). Buyer acknowledges that there are material uncertainties inherent in attempting to develop such a budget related to such Forward Looking Materials, Buyer is familiar with such uncertainties, that Seller is not guaranteeing, and Buyer is taking full responsibility for making its own evaluation of, the adequacy, feasibility and accuracy of any such budget or Forward Looking Materials.

4. Representations and Warranties of Buyer. For the purposes of this Agreement, “Knowledge of Buyer” or “Buyer’s Knowledge” means the actual knowledge (exclusive of imputed knowledge) of Quentin Whitwell. As of the date hereof, Buyer represents and warrants to Seller the following:

4.1 Powers; Consents; Absence of Conflicts With Other Agreements, Etc. The execution, delivery, and performance of this Agreement by Buyer and all other agreements referenced herein, or ancillary hereto, to which Buyer is a party, and the consummation of the transactions contemplated herein by Buyer:

(a) are within its powers, are not in contravention of law or of the terms of its organizational documents, and have been duly authorized by all appropriate action;

(b) except as provided in Section 6.1 below, do not require any approval or consent of, or filing with, any Government Entity bearing on the validity of this Agreement which is required by law or the regulations of any such agency or authority;

(c) will neither conflict with, nor result in any breach or contravention of, or the creation of any lien, charge or encumbrance under, any indenture, agreement, lease, instrument or understanding to which it is a party or by which it is bound; and

(d) will not, to the Knowledge of Buyer, violate any statute, law, rule, regulation or any judgment, writ, injunction, decree, or order of any Government Entity.

4.2 Binding Agreement. This Agreement and all agreements to which Buyer will become a party pursuant hereto are and will constitute the valid and legally binding obligations of Buyer and are and will be enforceable against Buyer in accordance with the respective terms hereof and thereof except as such enforcement may be limited by laws affecting enforcement of creditors rights generally and general equitable principles regardless of whether such enforceability is considered in a proceeding at law or in equity.

4.3 Available Capital Buyer will at the Closing have immediately available funds in cash, which are sufficient to pay the Purchase Price and consummate the transactions contemplated in this Agreement.

4.4 Litigation or Proceedings. Other than as set forth on Schedule 4.4 hereto, there is no proceeding pending or, to the Knowledge of Buyer, threatened against Buyer (or any affiliate thereof) (i) with respect to which there is a reasonable likelihood of a determination which, individually, or in the aggregate, would materially hinder or impair the consummation of the transactions contemplated by this Agreement or (ii) which seeks to enjoin or obtain damages in respect to the consummation of the transactions contemplated by this Agreement.

4.5 Trace Regional Permit and Performance. To the Knowledge of Buyer, there are no facts or circumstances that may reasonably be expected to adversely affect Buyer’s ability to perform its obligations under this Agreement.

4.6 [Reserved]

4.7 Access and Information. Buyer and its representatives have had access to and the opportunity to review the books and records of, visit the facilities of, and interview the officers of, Seller for purposes of conducting a due diligence investigation with respect thereto. Buyer has completed to its satisfaction an independent investigation of the financial condition, results of operations, assets, liabilities, properties and projected operations of Trace Regional and the Trace Regional Assets. In making its determination to proceed with the transactions contemplated by this Agreement, Buyer has relied solely on the results of such independent investigation and on the representations and warranties of Seller expressly and specifically set forth herein. Buyer is knowledgeable about the healthcare industry in which Seller operates, is capable of evaluating the merits and risks of the ownership and operation of Trace Regional and of the transactions contemplated by this Agreement, and is able to bear the economic risk thereof.

4.8 Condition of Trace Regional; No Other Representations.

(a) Notwithstanding anything contained in this Agreement to the contrary, Buyer acknowledges and agrees that neither Seller nor the officers, directors, employees or agents of Seller or any Seller Affiliate or officer or director thereof is making any representations or warranties whatsoever, except as expressly provided in this Agreement, and Buyer is relying exclusively on those expressly given solely by Seller in Section 3 as modified by the Schedules and as provided elsewhere in this Agreement. Buyer further acknowledges and agrees that none of the officers, directors, employees or agents of Seller or any other Seller Affiliate or any other person has made any representation or warranty, express or implied, as to the accuracy or completeness of any information regarding Seller, Trace Regional or the Trace Regional Assets or the transactions contemplated hereby, beyond those provided in Section 3 hereof as modified by the Schedules, and none of the officers, directors, employees or agents of Seller or any Affiliate of Seller or other person will have or be subject to any liability to Buyer or any other person resulting from the furnishing to Buyer or its representatives or Buyer’s use of, any such information including Forward Looking Materials of Seller, in expectation or furtherance of the transactions contemplated by this Agreement.

(b) Buyer specifically disclaims that it is relying upon or has relied upon any such other representations or warranties that may have been made by any other person and acknowledges and agrees that Seller has specifically disclaimed and does hereby specifically disclaim any such other representation or warranty made by any other person.

(c) Buyer acknowledges that the representations and warranties contained herein are for risk allocation purposes and that no officer, agent, representative or employee of Seller or of any Affiliate has, or has been given, the express or implied authority to make or negotiate any representations, warranties or agreements not specifically set forth in this Agreement.

5. Covenants of Seller Prior to Closing. Between the date of this Agreement and the Closing (or earlier termination of this Agreement):

5.1 Information. Buyer acknowledges that Seller has made access on a confidential basis available (i) to the authorized representatives of Buyer for inspection of the Trace Regional Assets and (ii) to the officers, accountants, attorneys, of Buyer to the books and records of Seller and the Responsible Officers and CEO, CFO, and CNO of Seller, in each case, counsel and representatives of Seller who have knowledge of Seller, or its operations or business, Trace Regional and the Trace Regional Assets, and Buyer is satisfied with such inspections and its due diligence.

5.2 Operations. Seller will endeavor, using commercially reasonable efforts, to carry on the business pertaining to Trace Regional until Closing in substantially the same manner as presently conducted, and not voluntarily make any material change outside the ordinary course of business in personnel, operations, finance, accounting policies or personal property pertaining to Trace Regional except any such change judged by Seller to (x) be legally required or required by GAAP or (y) not, in its good faith judgment reasonably expected to be materially adverse to Trace Regional. Any such change not excepted by in clause (x) or (y) may not be made without Buyer’s consent, no such consent to be unreasonably withheld, delayed, or conditioned:

(a) maintain the Trace Regional Assets in operating condition, ordinary wear and tear and obsolescence excepted;

(b) perform Trace Regional’s obligations in the ordinary course under agreements relating to Trace Regional and the Trace Regional Assets;

(c) keep in full force and effect present insurance policies or other comparable insurance pertaining to Seller and the Trace Regional Assets; and

(d) maintain and preserve its business, retain its present employees, and maintain its relationships with physicians, suppliers, customers, and others having business relations with Trace Regional.

5.3 Negative Covenants. Seller will not, without the prior written consent of Buyer (no such consent to be unreasonably withheld, delayed, or conditioned):

(a) Amend in any materially adverse manner or terminate any material Contracts, enter into any contract or commitment, or incur or agree to incur any liability of or relating to Trace Regional which involves in any of the foregoing cases an amount believed greater than Fifty Thousand Dollars ($50,000) per Contract except in any such case (x) as Seller judges necessary or appropriate in order to make separate arrangements or to apportion costs between Buyer and Seller where any such Contract covers joint obligations or provided services to both Trace Regional and the SNF or (y) involving any new physician employment agreement, unless consented to by Buyer, no such consent to be unreasonably withheld, delayed or conditioned; or

(b) except in the ordinary course of Business, enter into any material contract or commitment binding on Trace Regional with physicians or other referral sources;

(c) increase benefits arrangements or compensation payable or to become payable, or make any bonus payment to or otherwise enter into one or more bonus agreements (including, without limitation, adopt any employee retention plan or severance plan other than such “stay or retention bonus” for one or more executives of Seller as may reasonably be deemed advisable by Seller, any such bonus to be for the account of and paid by Seller) with any Trace Regional employee, except in the ordinary course of business in accordance with Seller’s customary personnel policies;

(d) sell, assign, lease, or otherwise voluntarily transfer or dispose of any personal property or equipment pertaining to Trace Regional having to Seller’s Knowledge a fair market value in excess of Fifty Thousand Dollars ($50,000), (i) except in the normal course of business with, where reasonably appropriate, comparable replacement thereof or substitution therefor or (ii) except where such property is obsolete, scrap, or no longer useful in the business of Trace Regional;

(e) incur costs in respect of construction-in-progress in excess of Fifty Thousand Dollars ($10,000) in the aggregate;

(f) take any material action outside the ordinary course of business of Seller or Trace Regional or their related ancillary services, except as judged by Seller to be necessary and commercially reasonable or otherwise provided for, permitted or required by this Agreement or consented to by Buyer, no such consent to be unreasonably withheld, delayed, or conditioned;

(g) reduce inventory of Trace Regional, except in the ordinary course of business;

(h) enter into a collective bargaining agreement;

(i) make charitable contributions, other than the provision of indigent and charity care services consistent with historic practices;

(j) change accounting, collection, or payment practices, policies, or assumptions in any materially adverse manner, except as required by law, regulation, government policy or GAAP;

(k) enter into any agreement which would reasonably be expected to have a Material Adverse Effect on Trace Regional; or

(l) create, assume, or voluntarily permit to exist any material Lien upon any principal Trace Regional Asset that cannot be removed or eliminated prior to the Closing Date.

5.4 Governmental Approvals. Seller shall cooperate reasonably with the reasonable written requests of Buyer in connection with (i) Buyer and its representatives obtaining any Government Entity approvals, licenses and permits (or exemptions therefrom) necessary or required to permit Buyer to perform its obligations under this Agreement; and (ii) assist and cooperate with Buyer and its representatives and counsel as reasonably requested in writing in the preparation of any document or other material which is required by any Government Entity as a predicate to the transactions contemplated herein.

5.5 [Reserved]

5.6 No-Shop Clause. Seller agrees that it shall not, and shall direct and use its commercially reasonable efforts to cause Seller’s officers, directors, employees, agents and representatives (including any investment banker, attorney or accountant retained by it) not to at any time following the date of this Agreement and prior to the Closing Date, sell or offer for sale or lease any ownership interest in the Trace Regional Assets or any substantial portion thereof.

5.7 Professional and General Liability Coverage. Seller shall at its option, either self insure or maintain at its sole cost, for a period of not less than two (2) years after Closing, insurance coverage on commercially reasonable terms from insurers to insure against the professional and general liabilities of Trace Regional with respect to acts or events occurring prior to the Closing and at coverage levels comparable to the current policies but which may be adjusted downward allowing for the reduced exposure of Trace Regional without having to include coverage for the SNF) insuring Seller for pre-closing operations of Trace Regional.

5.8 Medical Staff Disclosure. Seller shall deliver to Buyer a written disclosure containing a brief description of any actions by Seller taken to revoke staff privileges of any medical staff members of the Hospital, the SNF, or the Clinics during the past two (2) calendar years which may reasonably be expected to result in claims or actions against Seller.

5.9 [Reserved]

5.10 [Reserved]

5.11 Efforts to Close. Seller shall use its commercially reasonable efforts to satisfy the conditions precedent set forth in Section 7 to the extent that Seller’s action or inaction can control or significantly influence the satisfaction of such conditions, so that the Closing will occur on or before January 31, 2024.

6. Covenants of Buyer Prior to Closing. Between the date of this Agreement and the Closing:

6.1 Governmental Approvals. Buyer shall use its best reasonable efforts to obtain any governmental approvals, licenses and permits (or exemptions therefrom) with respect to Seller that are attainable prior to Closing, which are necessary or required to permit Buyer to consummate the transactions contemplated by this Agreement. Seller shall cooperate reasonably with the reasonable written requests of Buyer in obtaining any governmental consents, approvals, and licenses which are necessary and in the preparation of any document or other material which is required by any Government Entity as a predicate to consummation of the transactions contemplated herein.

6.2 Efforts to Close. Buyer shall use its best reasonable efforts to satisfy all of the conditions precedent set forth in Section 8 to the extent that Buyer’s action or inaction can control or influence the satisfaction of such conditions, so that the Closing will occur on or before January 31, 2024.

7. Conditions Precedent to Obligations of Buyer. Notwithstanding anything herein to the contrary, the obligations of Buyer to consummate the transactions described herein are subject to the fulfillment, on or prior to the Closing Date, of the following conditions precedent unless (but only to the extent) waived in writing by Buyer at the Closing:

7.1 Representations/Warranties. The representations and warranties of Seller contained in this Agreement, when considered as a whole, shall be true and correct in material respects when read in light of any Schedules to this Agreement (as the same may be updated in accordance with the provisions of Section 12.1 hereof), as of the Closing Date as though such representations and warranties had been made on and as of the Closing Date except for any failure to be true and correct which would not constitute a Material Adverse Event. The covenants and conditions to this Agreement, when considered as a whole, shall have been substantially complied with and performed in material respects except solely for the deliveries of Seller to be tendered on the Closing Date as required by Section 2.1 of this Agreement.

7.2 [Reserved]

7.3 [Reserved]

7.4 Actions/Proceedings. No action or proceeding before a court or any other Government Entity having competent jurisdiction shall have been instituted to restrain or prohibit the transactions herein contemplated.

7.5 Adverse Change. Since the date hereof, there shall not have occurred any event, change or occurrence that has had a Material Adverse Effect on Trace Regional, and Seller shall not have suffered any material casualty loss or damage to its property in excess of $50,000 which is not covered by insurance. In no event shall any change in the census of the Hospital’s geriatric psychiatry unit or the regulations governing the operation thereof or other change affecting the business thereof be deemed a Material Adverse Event for purposes of this Agreement.

7.6 Insolvency. Seller shall not (i) be in receivership or dissolution, (ii) have made any assignment for the benefit of creditors, (iii) have admitted in writing its inability to pay its debts as they mature, (iv) have been adjudicated a bankrupt, or (v) have filed a petition in voluntary bankruptcy, a petition or answer seeking reorganization, or an arrangement with creditors under the federal bankruptcy law or any other similar law or statute of the United States or any state, nor shall any such petition have been filed against Seller (individually, an “Insolvency Event”, and, collectively, “Insolvency Events”).

7.7 Vesting/Recordation. Seller shall have furnished to Buyer, in form and substance reasonably satisfactory to Buyer, such limited warranty bills of sale or other instruments of transfer as described in Section 2.2 hereof necessary to transfer to and effect the vesting in Buyer of all right, title, and interest in and to the Trace Regional Assets.

7.8 [Reserved]

7.9 Due Diligence. Buyer represents and acknowledges that it is experienced in evaluation of healthcare facilities and the books and records thereof and has been afforded a full opportunity to conduct and has conducted such an investigation and inspection of the Trace Regional Assets and books and records of Seller, as it has deemed necessary or advisable hereunder and has concluded that it is satisfied with such inspection. Accordingly, any right to any further satisfaction of Buyer’s due diligence investigation of Seller or the Trace Regional Assets hereunder as a condition to Buyer’s obligation to purchase the Trace Regional Assets hereunder on the Closing Date has expired.

7.10 Closing Deliveries. Seller shall have made the deliveries required to be made by it under Section 2.1 hereof.

8. Conditions Precedent to Obligations of Seller. Notwithstanding anything herein to the contrary, the obligations of Seller to consummate the transactions described herein are subject to the fulfillment, on or prior to the Closing Date, of the following conditions precedent unless (but only to the extent) waived in writing by Seller at the Closing:

8.1 Representations/Warranties. The representations and warranties of Buyer contained in this Agreement shall be true in all material respects and, when read in light of any Schedules which have been updated in accordance with the provisions of Section 12.1 hereof, as of the Closing Date as though such representations and warranties had been made on and as of such Closing Date. Each and all of the terms, covenants, and conditions of this Agreement to be complied with or performed by Buyer on or before the Closing Date pursuant to the terms hereof shall have been duly complied with and performed in all material respects or waived by Seller at Closing.

8.2 Actions/Proceedings. No action or proceeding before a court or any other Government Entity having jurisdiction shall have been instituted to restrain or prohibit the transactions herein contemplated.

8.3 Closing Deliveries. Buyer shall have made the deliveries required to be made by it under Section 2.2 hereof.

8.4 Concurrent Execution of Lease. Concurrent with the Closing, Seller and Purchase shall enter into a lease (the “Lease”) for all of the real estate on which Trace Regional is located. The Lease shall have a term beginning on the Closing Date and ending no later than the last day of the month which is six (6) months following the Closing, and the monthly rent shall be Twenty Thousand Dollars ($20,000) per month.

8.5 Concurrent Execution of Real Estate Purchase Agreement. Concurrent with the Closing, Seller and Buyer shall enter into a purchase and sale agreement of even date therewith (the “Real Estate Purchase Agreement”) for the purchase by Buyer and sale by Seller of the real estate all as described in such agreement on which Trace Regional is located (excluding the real estate on which the SNF is located) (the “Real Estate”). The purchase price for the Real Estate shall be Two Million Dollars ($2,000,000), and the purchase of the Real Estate shall close upon or prior to the expiration of the term of the Lease.

9. Seller Covenants Not to Compete.

9.1 Seller’s Covenant Not to Compete and Nonsolicitation. Seller hereby covenants that at all times from the Closing on the Closing Date until the third (3rd) anniversary of the Closing Date, Seller shall not, and shall cause its Affiliates and each of their successors and assigns not to, directly or indirectly, (i) except as a consultant or contractor to or of Buyer (or any Affiliate of Buyer), own, lease, manage, operate, control, or participate in any manner with the ownership, leasing, management, operation, or control of any acute care hospital, or other business which offers services in competition with those services currently being provided by the Hospital as of the date of this Agreement within a fifty (50) mile radius of their current physical location in Houston, Mississippi (the “Territory”) without Buyer’s prior written consent (which Buyer may withhold in its sole and absolute discretion); or (ii) solicit for employment any person who at or within twelve (12) months prior to the Closing was an employee of Seller whose responsibilities are primarily to or for the Hospital; provided, however, that the foregoing shall not prevent the operation by Seller of the SNF or any nursing home or rehabilitation facility, any pharmacy company, home health agency, or of any company providing information technology, consulting services or assisting or rendering services outside the Territory to any physician on the medical staff of Trace Regional by SunLink or its subsidiaries or Affiliates who may draw patients from within the Territory to the extent such services are customary and usual services provided to members of Trace Regional’s medical staff generally.

9.2 Remedies. In the event of a breach of this Section 9, the parties recognize that monetary damages shall be inadequate to compensate Buyer and Buyer shall be entitled, without the posting of a bond or similar security, to seek an injunction restraining such breach. Seller and its Affiliates hereby acknowledge the necessity of protection against the competition of Seller and its Affiliates and that the nature and scope of such protection has been carefully considered by the parties. The parties further acknowledge and agree that the covenants and provisions of this Section 9 form part of the consideration under this Agreement and are among the inducements for the parties entering into and consummating the transactions contemplated herein. The period provided and the area covered are expressly represented and agreed to be fair, reasonable and necessary. The consideration provided for herein is deemed to be sufficient and adequate to compensate for agreeing to the restrictions contained in this Section 9.

10. Additional Agreements.

10.1 Termination Prior to Closing. Notwithstanding anything herein to the contrary, this Agreement may be terminated at any time upon the occurrence of any one of the following: (i) on or prior to the Closing Date by mutual consent of Seller and Buyer; (ii) on the Closing Date by Buyer, if satisfaction of any material condition to Buyer’s obligations under Section 7 of this Agreement have not been satisfied (unless the failure results from Buyer’s breaching any material representation or covenant herein) and such condition shall not have been cured in material respects by Seller or waived by Buyer; (iii) on the Closing Date by Seller, if satisfaction of any condition to Seller’s obligations under Section 8 of this Agreement have not been satisfied (unless the failure results directly and primarily from Seller’s materially breaching its representations or covenants herein) and such breach shall not have been cured in material respects by Seller or waived by Buyer; (iv) by Buyer if a Material Adverse Effect shall have occurred to Trace Regional which shall not have been substantially remedied or cease to exist, in either case, within ten (10) Business Days after the occurrence thereof; (v) by Buyer or Seller if the Closing Date shall not have taken place by February 5, 2024 unless extended by mutual agreement of Buyer and Seller, provided that the right to terminate pursuant to this subsection; (vi) shall not be available to any party whose failure to fulfill any obligation under this Agreement has been the cause of, or resulted in, the failure of the Closing to occur by such date; or (vii) by Buyer pursuant to Section 12.1 hereof.

10.2 Post-Closing Access to Information. Seller and Buyer acknowledge that subsequent to Closing each party may need access to information or documents in the control or possession of, or to the officers or staff of, the other party for the purposes of concluding the transactions herein contemplated, audits, compliance with governmental requirements and regulations, and the prosecution or defense of third-party claims. Accordingly, Seller and Buyer agree that for a period of six (6) years after Closing each will make reasonably available to the other’s agents, independent auditors, counsel, and/or Government Entity upon written request and at the out-of-pocket expense of the requesting party such documents and information as may be available relating to Seller, Trace Regional or the Trace Regional Assets for periods prior and subsequent to Closing to the extent necessary to facilitate concluding the transactions herein contemplated, audits, compliance with governmental requirements and regulations, and the prosecution or defense of claims.

10.3 Preservation and Access to Records After the Closing.

(a) After the Closing, Buyer shall, or shall cause Seller to, in the ordinary course of business and to the extent as required by law, keep and preserve in their original form the medical and billing records of patients in Trace Regional as of the Closing. For purposes of this Agreement, the term “records” includes all documents, electronic data and other compilations of information in any form. Buyer acknowledges that as a result of entering into this Agreement and operating Trace Regional it will gain access to patient and other information which is subject to rules and regulations regarding confidentiality. Buyer agrees to abide by any such rules and regulations relating to the confidential information it acquires. Buyer agrees to maintain the patient records of Seller which are located at Trace Regional at the Closing or at Trace Regional after Closing in accordance with applicable law (including, if applicable, Section 1861(v)(i)(I) of the Social Security Act (42 U.S.C. §1395(v)(l)(i)), the privacy and security requirements of the Administrative Simplification subtitle of the HIPAA and applicable state requirements with respect to medical privacy and requirements of relevant insurance carriers, all in a manner consistent with the maintenance of patient records generated at Trace Regional after Closing.

(b) Upon reasonable notice, during normal business hours, upon Buyer’s receipt of any required consents and authorizations, Buyer will afford to the representatives of Seller full and reasonable access for reasonable business purposes to, and copies of, the patient medical and billing records of Trace Regional to the extent they relate to any services performed or bills rendered during any period prior to Closing. Upon reasonable notice, during normal business hours and at the sole cost or expense of Seller, Buyer shall also make its officers and employees available to Seller at reasonable times and places after the Closing for the foregoing purposes. In addition, Seller shall be entitled, at Seller’s sole risk, to remove from Trace Regional copies of any such patient and/or billing records, but only for purposes of pending litigation involving a patient to whom such records refer, as certified in writing prior to removal by counsel retained by Seller in connection with such litigation and only upon Buyer’s receipt of any required consents and authorizations. Any patient record so removed from Trace Regional shall be promptly returned to Buyer following its use by Seller. Any access to Trace Regional, their records or Buyer’s personnel granted to Seller in this Agreement shall be upon the condition that any such access not materially interfere with the business operations of Buyer or Seller.

10.4 Tax and Medicare Effect. None of the parties (nor such parties’ counsel or accountants) has made or is making any representations to any other party (nor such party’s counsel or accountants) concerning any of the tax or Medicare/Medicaid effects of the transactions provided for in this Agreement as each party hereto represents that each has obtained, or may obtain, independent tax and Medicare/Medicaid advice with respect thereto and upon which it, if so obtained, has solely relied.

10.5 Reproduction of Documents. This Agreement and all documents relating hereto, including, without limitation, (a) consents, waivers and modifications which may hereafter be executed, (b) the documents delivered at the Closing, and (c) financial information, certificates and other information previously or hereafter furnished to Seller or to Buyer, may, subject to the provisions of Section 12.9 hereof, be reproduced by Seller and by Buyer by any photographic, photostatic, microfilm, micro-card, miniature photographic or other similar process and Seller and Buyer may destroy any original documents so reproduced. Seller and Buyer agree and stipulate that any such reproduction shall be admissible in evidence as the original itself in any judicial, arbitral or administrative proceeding (whether or not the original is in existence and whether or not such reproduction was made by Seller or Buyer in the regular course of business) and that any enlargement, facsimile or further reproduction of such reproduction shall likewise be admissible in evidence.

10.6 Cooperation on Tax Matters. Following the Closing, the parties shall cooperate reasonably with each other and shall make available to the other, as reasonably requested in writing and at the expense of the requesting party, and to any taxing authority, information, records or documents relating to tax liabilities or potential tax liabilities of Seller for all periods on or prior to the Closing and any information which may be relevant to determining the amount payable under this Agreement, and shall preserve all such information, records and documents (to the extent a part of the Trace Regional Assets delivered to Buyer at Closing) at least until the expiration of any applicable statute of limitations or extensions thereof.

10.7 Intentionally Deleted.

10.8 Other Payments. If: (i) Buyer receives any amount from Medicare or Medicaid for cost-based patients, from any patient (including prepaid amounts), or from any other payor which relates to services rendered by Seller prior to Closing, Buyer shall immediately remit said full amount to Seller or (ii) Seller receives any amount from Medicare or Medicaid for cost-based patients or from any patient (including prepaid amounts), or from any other payor which relates to services rendered by Buyer after Closing, Seller shall immediately remit said full amount to Buyer.

10.9 Employee Matters.

(a) After the Closing Date, Buyer shall continue the employment of substantially all the active employees of Trace Regional in good standing as of the Closing Date, subject to Buyer’s normal employment qualifications for employment, in positions and at compensation levels reasonably consistent with those being provided by Seller immediately prior to the Closing Date, provided that compensation is comparable with Buyer’s salary/wage scales (“Retained Employees”). Nothing herein shall be deemed to create or grant to any such employees of Seller third-party beneficiary rights or claims of any kind or nature. Notwithstanding anything to the contrary in this Agreement, Buyer and Seller agree that Buyer shall continue employment of at least the minimum number of Seller’s employees as of the Closing, and upon such terms of employment, as necessary so as not to cause Seller or Seller to violate the WARN Act (defined below) in connection with the transition of the ownership of Seller from Seller to Buyer at the Closing. Buyer shall recognize the Retained Employees’ accrued seniority with Seller for purposes of employee benefit plans to the extent allowed or authorized by terms, qualifications, and limitations of said plans, and to the extent that such recognition does not require retroactive funding by Buyer for time or seniority accumulated by an employee of

Seller prior to Closing. Buyer and Seller agree that Seller shall retain for each Retained Employee such Retained Employee’s accumulated and unused paid time off. Seller and Buyer shall agree on the dollar value of any unused paid time off accrued by Retained Employees prior to Closing, for paid time off obligations for such Retained Employees and Buyer shall receive a dollar-for-dollar deduction from the Purchase Price in the amount of such paid time off assumed for such Retained Employees.

(b) Within the period of ninety (90) days before the Closing, Seller shall not have, and within the ninety (90) days following the Closing, Buyer shall not: (1) permanently or temporarily shut down a single site of employment, or one or more facilities or operating units within a single site of employment, if the shutdown results in an employment loss during any thirty (30) day period at the single site of employment for fifty (50) or more employees, excluding any part-time employees; or (2) have a mass layoff at a single site of employment of at least thirty-three percent (33%) of the active employees and at least fifty (50) employees, excluding part-time employees. The terms “single site of employment,” “operating unit,” “employment loss” and “mass layoff” shall be defined as in the WARN Act. With respect to terminations of employees following the Closing, Buyer shall be responsible for any notification required under the WARN Act. In respect of the employees employed by Buyer, it shall provide such employees with employee benefits consistent with the benefits generally offered to similarly-situated employees of Affiliates of Buyer in the same geographic area as Trace Regional.

(c) Buyer will or will cause Seller to credit each eligible Retained Employee and their eligible dependents under applicable Buyer employee welfare benefit plans with any deductibles, co-payments or other cost-sharing amounts attributable to the Retained Employee or eligible dependent under Seller’s employee welfare benefit plans, as the case may be, following receipt by Buyer of reasonable evidence of any such deductibles, co-payments and/or other cost-sharing amounts.

10.10 Use of Trace Regional Forms, Policies and Records. For a period of ninety (90) days following the Closing Date, Seller shall permit Buyer to continue to use all electronic and printed forms and policies (the “Trace Regional Forms”) historically used by Seller in connection with the operation of Trace Regional, regardless of whether such forms contain Seller’s trade names, trademarks and/or service marks.

10.11 Misdirected Payments, Etc. Seller covenants and agrees and Buyer on behalf of itself and Seller covenants and agrees, to remit to the other, with reasonable promptness, any payments received, which payments are on or in respect of accounts or notes receivable owned by (or are otherwise payable to) the other. In addition, and without limitation, in the event of a determination by any governmental or third-party payor that payments to Seller or Trace Regional resulted in an overpayment or other determination that funds previously paid by any program or plan to Seller or Trace Regional must be repaid, Seller shall be responsible for repayment of said monies (or defense of such actions) if such overpayment or other repayment determination was for services rendered prior to Closing and Buyer shall be responsible for repayment of said monies (or defense of such actions) if such overpayment or other repayment determination was for services rendered by Seller or Trace Regional after Closing. In the event that, following Closing, Seller suffers any offsets against reimbursement under any third-party payor or reimbursement programs due to it, relating to amounts owing under any such programs by Seller or any of its Affiliates, Seller shall promptly upon demand from Buyer pay to Buyer or Seller the amounts so billed or offset.

11. Indemnification.

11.1 Indemnification by Buyer. Buyer shall defend, indemnify and hold harmless Seller and its Affiliates, and its and their respective officers and employees (collectively, “Seller Indemnified Parties”), from and against any and all losses, liabilities, damages, costs (including, without limitation, court costs) and expenses (including, without limitation, reasonable attorneys’ fees and fees of expert consultants and witnesses) (individually, a “Loss” and collectively, the “Losses”) that such Seller Indemnified Party incurs as a direct result of (i) any misrepresentation or breach of warranty by Buyer under this Agreement, (ii) any breach by Buyer of, or any failure by Buyer to perform, any covenant or agreement of, or required to be performed by, Buyer under this Agreement, unless waived by Seller at Closing, or (iii) any of the Retained Liabilities, or (iv) any claim made by a third party with respect to the operation of Trace Regional on or following the Closing Date (including without limitation, any claim that Buyer or its Affiliates violated applicable laws or billed for services improperly, and any claim associated with Buyer’s use of Trace Regional Forms).

11.2 Indemnification by Seller. Seller shall defend, indemnify and hold harmless Buyer and its Affiliates, and its and their respective officers and employees (collectively, “Buyer Indemnified Parties”), from and against any and all Losses that such Buyer Indemnified Party incurs as a direct result of (i) any misrepresentation or breach of warranty by Seller under this Agreement, (ii) any breach by Seller of, or any failure by Seller to perform, any covenant or agreement of, or required to be performed by, Seller under this Agreement, unless waived by Buyer at Closing, (iii) any of the Assumed Liabilities, or (iv) any claim made by a third party with respect to the operation by Seller of Trace Regional prior to the Closing Date (including without limitation, any claim that Seller or its Affiliates violated applicable laws or billed for services improperly).

11.3 Notice and Control of Litigation. If any claim or liability is asserted in writing by a third party against a party entitled to indemnification under this Section 11 (the “Indemnified Party”) which would give rise to a claim under this Section 11, the Indemnified Party shall notify the person required to give the indemnity (the “Indemnifying Party”) in writing of the same within five (5) Business Days of receipt of oral or written notice of such assertion of a claim or liability. The Indemnifying Party shall have the right to defend a claim and control the defense, settlement, and prosecution of any litigation with counsel reasonably satisfactory to the Indemnified Party. If the Indemnifying Party, within five (5) Business Days after notice of such claim, fails to assume the defense of such claim, the Indemnified Party shall (upon further notice to the Indemnifying Party) have the right to undertake the defense, compromise, or settlement of such claim on behalf of and for the account and at the risk of the Indemnifying Party, subject to the right of the Indemnifying Party to assume the defense of such claim at any time prior to settlement, compromise, or final determination thereof. Anything in this Section 11.3 notwithstanding, (i) if there is a reasonable probability that a claim may materially and adversely affect the Indemnified Party other than as a result of money damages or other money payments, the Indemnified Party shall have the right, at its own cost and expense, to participate in (but not control) the defence, compromise, and settlement of such claim, and (ii) the Indemnifying Party shall not, without the written consent of the Indemnified Party, settle or compromise any claim or consent to the entry of any judgment which does not include as an unconditional term thereof the giving by the claimant to the Indemnified Party of a release from all liability in respect of such claim. The foregoing rights and agreements shall be limited to the extent of any requirement of any third-party insurer or indemnitor. All parties agree to cooperate fully as necessary in the defense of such matters. Should the Indemnified Party fail to notify the Indemnifying Party in the time required above, the indemnity with respect to the subject matter of the required notice shall be limited to the damages that would have resulted absent the Indemnified Party’s failure to notify the Indemnifying Party in the time required above after taking into account such actions as could have been taken by the Indemnifying Party had it received timely notice from the Indemnified Party.

11.4 Notice of Claim. If an Indemnified Party becomes aware of any breach of the representations or warranties of the Indemnifying Party hereunder or any other basis for indemnification under this Section 11, the Indemnified Party shall notify the Indemnifying Party in writing of the same within forty‑five (45) days after becoming aware of such breach or claim, specifying in detail the circumstances and facts which give rise to a claim under this Section 11. Should the Indemnified Party fail to notify the Indemnifying Party within the time frame required above, the indemnity with respect to the subject matter of the required notice shall be limited to the damages that would have nonetheless resulted absent the Indemnified Party’s failure to notify the Indemnifying Party in the time required above after taking into account such actions as could have been taken by the Indemnifying Party had it received timely notice from the Indemnified Party.

11.5 Claims Period. The Claims Periods hereunder shall begin on the date hereof and terminate as follows: (i) with respect to Buyer’s Losses arising under Section 11.2, the Claims Period shall continue until the second (2nd) anniversary of the Closing Date and (ii) with respect to Seller’s Losses, the Claims Period shall continue until the second (2nd) anniversary of the Closing Date, provided however, in case of each of the foregoing clauses (i) and (ii), that the Fundamental Representations shall survive the Closing indefinitely. Notwithstanding the foregoing, if, prior to the close of business on the last day of the applicable Claims Period, an Indemnifying Party shall have been properly notified in writing of a claim for indemnity hereunder and such claim shall not have been finally resolved or disposed of at such date, such claim shall continue to survive and shall remain a basis for indemnity hereunder until such claim is finally resolved or disposed of in accordance with the terms hereof. As used herein, the term “Fundamental Representations” shall mean the representations and warranties contained in Section 3.1 (Existence and Capacity), Section 3.2 (Powers; Consents; Absence of Conflicts with Other Agreements, Etc.), Section 3.3 (Binding Agreement), 3.28 (No Broker), Section 4.1 (Powers; Consents, Absence of Conflicts with Other Agreements, Etc.), Section 4.2 (Binding Agreement) and Section 12.7 (No Brokerage).

11.6 Liability Limits.

(a) Notwithstanding anything to the contrary set forth in this Agreement, Buyer Indemnified Parties shall not make a claim against Seller for indemnification under this Agreement for Buyer Losses unless and until the aggregate amount of such Buyer Losses exceeds One Hundred Thousand Dollars ($100,000) (the “Deductible”) in which event Buyer Indemnified Parties may claim indemnification for Buyer Losses in excess of the Deductible.

(b) Notwithstanding anything to the contrary set forth herein, the liability of Buyer for indemnification and for all other claims by Seller under Section 11.1 of this Agreement shall not exceed in the aggregate of one Hundred Fifty Thousand Dollars ($150,000), except in the case of the Fundamental Representations. Notwithstanding anything to the contrary set forth herein, the maximum aggregate liability of Seller and/or its Affiliates for indemnification and for all other claims by Buyer under Section 11.2 of this Agreement shall not exceed in the aggregate of one hundred Fifty Thousand Dollars ($150,000): (i) with respect to the recapture of any payment made under, or for any violation of, Medicare, Medicaid, Blue Cross, and CHAMPUS/TRICARE or claims or cost reports filed by Southern thereunder, or to be filed; or (ii) for or in respect of any other claim or liability relating to any period prior to Closing, except in the case of the Fundamental Representations. The limitations contained in this Section 11.6 shall not apply to any indemnification claims arising under Section 11.1(i) or Section 11.2(i) as a result of any Actual Fraud of Buyer or Seller, respectively.

11.7 Effect of Taxes, Insurance and Other Sources of Reimbursement. The amount of any Losses for which indemnification is provided under this Section 11, shall be reduced (a) to take account of any net tax benefit realized arising from the incurrence or payment of any such Loss, (b) by the insurance proceeds received or receivable with respect to any such Loss, and (c) by any other amount recovered from third parties by the Indemnified Party (or its Affiliates) with respect to any Loss. If any Indemnified Party shall have received any indemnification payment pursuant to this Section 11 with respect to any Loss, such Indemnified Party shall file in good faith claims with any insurers to recover reimbursement for any such Losses under any applicable insurance policy and shall pursue such recovery in good faith. If any Indemnified Party shall have received any payment pursuant to this Section 11 with respect to any Loss and has or shall subsequently have received insurance proceeds or other amounts with respect to such Loss, then such Indemnified Party shall promptly pay over to the Indemnifying Party the amount so recovered (after deducting the amount of any reasonable out-of-pocket expenses incurred by it in procuring such recovery), but not in excess of the amount previously so paid by the Indemnifying Party. If any Indemnified Party shall have received any payment pursuant to this Section 11 with respect to any Loss and has or shall subsequently have a claim against a third party other than any insurer, such Indemnified Party shall, upon request and at the option of the Indemnifying Party either (i) pursue such claim in good faith by adequate proceedings and promptly pay over to the Indemnifying Party the amount so recovered (after deducting the amount of any reasonable out-of-pocket expenses incurred by it in procuring such recovery) or (ii) effectively assign such claim to the Indemnifying Party which will permit the Indemnifying Party to pursue such claim.

12. Miscellaneous.

12.1 Schedules and Other Instruments. Each Schedule to this Agreement and Exhibit to this Agreement shall be considered a part hereof as if set forth herein in full. From the date hereof until the Closing Date, Seller may update the Schedules to this Agreement and or Buyer may update Buyer’s Schedules, subject to the other party’s approval rights described below. Any other provision herein to the contrary notwithstanding, the Schedules to this Agreement and all other Schedules or, Exhibits, or related document provided for in this Agreement and not delivered at the time of execution of this Agreement or which are incomplete at the time of execution of this Agreement shall be delivered or completed within ten (10) days after the date hereof or prior to the Closing, whichever is sooner. It shall be deemed a condition precedent to the obligations of the parties hereto that any material updating to Schedules, Exhibits or related Document shall meet with the good faith approval of the non-updating party, no such approval to be unreasonably withheld, delayed, or conditioned. Each of the parties hereto, acting reasonably and in good faith, shall have three (3) Business Days following the date of receipt of each updating, amendment or change to any such Schedule, Exhibit, or related Document within which to approve or disapprove such updating, amendment or change. If within such three (3) Business Day period either party gives written notice to the other of disapproval of any such updating, amendment or change that would have a material and adverse impact (giving the specific reasons therefor) on:

(i) Seller or Trace Regional, or the ability of Buyer to perform its obligations under this Agreement, in the case of an updating, amendment or change proposed by Seller, or

(ii) Seller or the ability of Seller to perform its obligations under this Agreement, in the case of an updating, amendment or change proposed by Buyer,

the other party shall have three (3) Business Days within which to modify or correct or to withdraw the updating, amendment or change disapproved. If the party to whom notice of disapproval is delivered is either unwilling or unable to modify or correct or to withdraw the disapproved updating, amendment or change and thereby remove the reasons for the material and adverse impact specified for disapproval, then the disapproving party shall have three (3) Business Days within which to terminate this Agreement by giving written notice of such termination to the other party in which event this Agreement shall be terminated. Absent any such termination, the proposed updating, amendment or change shall be deemed accepted.

12.2 Additional Assurances. The provisions of this Agreement shall be self‑operative and shall not require further agreement by the parties except as may be herein specifically provided to the contrary; provided, however, at the request of a party, the other party or parties shall execute such additional instruments and take such additional actions as the requesting party may reasonably deem necessary to effectuate this Agreement. In addition and from time to time after Closing, Seller shall execute and deliver such other instruments of conveyance and transfer, and take such other actions as Buyer reasonably may request, more effectively to convey and transfer full right, title, and interest to, vest the Trace Regional Assets in Buyer. Additionally, each party shall cooperate and take reasonable steps to have its present officers and employees cooperate with the other party on and after Closing in furnishing information, evidence, testimony, and other assistance in connection with any action, proceeding, arrangement, or dispute of any nature with respect to matters pertaining to the items subject to this Agreement.

12.3 Consents, Approvals and Discretion. Except as herein expressly provided to the contrary, whenever this Agreement requires any consent or approval to be given by a party, or whenever a party must or may exercise discretion, the parties agree that such consent or approval shall not be unreasonably withheld or delayed and such discretion shall be reasonably exercised.

12.4 Legal Fees and Costs. In the event a party elects to incur legal and other expenses to enforce or interpret any provision of this Agreement by judicial proceedings, the substantially prevailing party will be entitled to recover such expenses, including, without limitation, reasonable attorneys’ fees and costs, expert and accountant fees and costs, and necessary disbursements at all court levels, in addition to any other relief to which such party shall be entitled.

12.5 Choice of Law. This Agreement shall be construed in accordance with the internal laws of the State of Georgia without reference to its choice of law rules. By execution of this Agreement, the parties acknowledge and agree that any dispute or claim either party has against the other arising out of or in any way connected with the rights, obligations, or responsibilities contained in this Agreement shall, to the extent such dispute or claim is not resolved through non-judicial means (such as business negotiations or alternative dispute resolution), be litigated in a court in the State of Georgia, and, accordingly, Buyer and Seller hereby freely and voluntarily consent to the jurisdiction and venue of the Superior Court of Cobb County, Georgia, as the proper forum for the resolution of any such dispute or claim with proper federal jurisdiction. Buyer and Seller hereby freely and voluntarily consent to the jurisdiction and venue of the U.S. District Court for the Northern District of Georgia as proper forum for resolution of any dispute or claim between the parties that may not be brought properly in Superior Court of Cobb County, Georgia.

12.6 Benefit/Assignment. Subject to provisions herein to the contrary, this Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective legal representatives, successors, and assigns. No party may assign this Agreement without the prior written consent of the other parties, which consent shall not be unreasonably withheld, provided that Buyer may, without the prior written consent of Seller, assign its rights and delegate its duties hereunder to an Affiliate, but no such assignment shall relieve Buyer of any of its obligations hereunder except to the extent fully performed by such assignee.

12.7 No Brokerage. Subject to Section 3.28, Buyer and Seller each represent and warrant to the other that it has not engaged a broker in connection with the transactions described herein, except that Seller has engaged Centric Management Services, LLC. Each party agrees to be solely liable for and obligated to satisfy and discharge all loss, cost, damage, or expense arising out of claims for fees or commissions of brokers employed or alleged to have been employed by such party.

12.8 Cost of Transaction. Whether or not the transactions contemplated hereby shall be consummated and except as set forth herein, the parties agree that, except as set forth in Section 9 and Sections 11.1, 11.2, and 12.4: (i) Seller shall pay the fees, expenses, and disbursements of

Seller and its agents, representatives, accountants, and legal counsel incurred in connection with the subject matter hereof and any amendments hereto and (ii) Buyer shall pay the fees, expenses, and disbursements of Buyer and its agents, representatives, accountants and legal counsel incurred in connection with the subject matter hereof and any amendments hereto.

12.9 Confidentiality. It is understood by the parties hereto that the information, documents, and instruments delivered to Buyer by Seller and its agents and the information, documents, and instruments delivered to Seller by Buyer and its agents are of a confidential and proprietary nature. Prior to Closing Buyer will maintain the confidentiality of all information, documents, or instruments delivered to it by Seller or its agents in connection with the negotiation of this Agreement or in compliance with the terms, conditions, and covenants hereof and will only disclose such information, documents, and instruments to its duly authorized officers, members, directors, representatives, and agents (including consultants, attorneys, accountants, lenders, and financing associates of each party) and any applicable governmental authorities in connection with any required notification or application for approval or exemption therefrom. Buyer agrees that if the transaction contemplated hereby is not consummated, it will return all such documents and instruments and all copies thereof in its possession or under its control to Seller and delete any electronic copies thereof from its files. Each of the parties hereto recognizes that any breach of this Section 12.9 would result in immediate and irreparable harm to Seller and its Affiliates and that therefore either Seller shall be entitled to an injunction to prohibit any such breach or anticipated breach, without the necessity of posting a bond, cash, or otherwise, in addition to pursuing its other legal and equitable remedies. Nothing in this Section 12.9, however, shall prohibit the use of such confidential information, documents, or information for such governmental filings as in the opinion of Seller’s counsel or Buyer’s counsel are required by law or governmental regulations or are otherwise required to be disclosed pursuant to applicable state law. Nothing in this Agreement shall invalidate the obligations of Buyer or any of its Affiliates under any confidentiality or non-disclosure agreement between Seller or any of its Affiliates and Buyer or any of its Affiliates and all of Buyer’s Affiliates shall be bound thereby fully to the same extent as if Buyer and each such Affiliate had also entered into such agreement with Seller.

12.10 Public Announcements. Seller and Buyer mutually agree that no party hereto shall release, publish, or otherwise make available to the public in any manner whatsoever any information or announcement regarding the transactions herein contemplated without the prior written consent of Seller’s and Buyer’s Representatives, except for information and filings reasonably necessary to be directed to Government Entities to fully and lawfully effect the transactions herein contemplated or which are required of SunLink in connection with securities laws. Further, the initial press release regarding the transaction herein contemplated shall be by joint announcement of Seller and Buyer. Thereafter, either party may freely discuss information with third parties with respect to the transactions contemplated by this Agreement which has been publicly disclosed pursuant to the foregoing.

12.11 Waiver of Breach. The waiver by any party of a breach or violation of any provision of this Agreement shall not operate as, or be construed to constitute, a waiver of any subsequent breach of the same or any other provision hereof.

12.12 Notice. Any notice, demand, or communication required, permitted, or desired to be given hereunder shall be deemed effectively given when personally delivered, when received by receipted overnight delivery, when received by email (confirmed by telephone), or five (5) days after being deposited in certified or registered United States mail, with postage prepaid thereon, return receipt requested, addressed as follows:

Seller: Southern Health Corporation of Houston, Inc.
c/o SunLink Health Systems, Inc.
900 Circle 75 Parkway, Suite 690
Atlanta, GA 30339
Attn.: Robert M. Thornton, Jr.
Telephone: 770-933-7002
Email: robert.thornton@sunlinkhealth.com

With a copy to: Crown Healthcare Investments, Inc.
c/o SunLink Health Systems, Inc.
900 Circle 75 Parkway, Suite 690
Atlanta, GA 30339
Attn.: Sheila Brockman
Email: sheila.brockman@sunlinkhealth.com

With a copy to: Smith, Gambrell & Russell, LLP
1105 West Peachtree Street, N.E.
Suite 1000
Atlanta, Georgia 30309
Attn.: Howard E. Turner
Telephone: 404-815-3594
Email: hturner@sgrlaw.com

Buyer: Progressive Health of Houston, LLC

265 North Lamar, Suite N

Oxford, Mississippi 38655

Attn.: Quentin Whitwell
Email: qw@northmshealth.com

With a copy to: Bell Nunnally

2323 Ross Avenue, Suite 1900
Dallas, Texas 75201
Attn.: Ty Johnson
email: tjohnson@bellnunnally.com

or to such other address, and to the attention of such other person or officer as any party may designate, with copies thereof to the respective counsel thereof as notified by such party.

12.13 Severability. In the event any provision of this Agreement is held to be invalid, illegal, or unenforceable for any reason and in any respect, such invalidity, illegality, or unenforceability shall in no event affect, prejudice, or disturb the validity of the remainder of this Agreement, which shall be and remain in full force and effect, enforceable in accordance with its terms.

12.14 Gender and Number. Whenever the context of this Agreement requires, the gender of all words herein shall include the masculine, feminine, and neuter, and the number of all words herein shall include the singular and plural.

12.15 Divisions and Headings. The divisions of this Agreement into sections and subsections and the use of captions and headings in connection therewith are solely for convenience and shall have no legal effect in construing the provisions of this Agreement.

12.16 Survival. Except as otherwise expressly provided herein, all of the representations, warranties, and post-Closing obligations made by the parties in this Agreement or pursuant hereto in any certificate, instrument, or document shall survive the consummation of the transactions described herein, for a period of twenty-four months from date of Closing. All claims hereunder by Buyer or Seller post-Closing shall be subject to and limited by the provisions of Section 11.1 in the case of Buyer and Section 11.2 in the case of Seller until the second (2nd) anniversary of the Closing Date.

12.17 Definition of Certain Terms: As used in this Agreement the following

“Actual Fraud” means Seller or Buyer, as the case may be, willfully and knowingly committed actual (vs. imputed) fraud against the other party hereto regarding (i) the representations and warranties set forth in Section 3, in the case of Seller or (ii) Article 4, in the case off the representations and warranties set forth in Section 4, in the case of Buyer.

“Affiliate” means, as to the entity in question, any person or entity that directly or indirectly controls, is controlled by, or is under common control with, the entity in question, and the term “control means possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of an entity whether through ownership of voting securities, by contract, or otherwise.

“Business Day” means any day, excluding a Saturday or Sunday and any other day commercial banks in the City of Atlanta are authorized or required by law to be closed.

“Inventory” means collectively all inventories of supplies, drugs, spare parts, food, disposables, consumables, office and other supplies, spare replacement and component parts, and other inventory located at or stored at or on behalf of Seller that are used or held for use in the operation of Trace Regional, together with any additions or deletions thereto as of the Closing Date in accordance with this Agreement.

“Material Adverse Effect” means an event, change, or circumstance which, individually or together with any other event, change or circumstance beyond normal operations that has an immediate material adverse effect of One Hundred Thousand Dollars ($100,000) or more on the financial condition, the business, or the results of operations of Seller related to Trace Regional or the Trace Regional Assets; provided, however, that no event, change, or circumstance to the extent arising out of, resulting from, or attributable to any of the following shall be deemed to constitute a Material Adverse Effect or shall be taken into account when determining whether a Material Adverse Effect has occurred: (i) general economic conditions; (ii) any changes in GAAP, applicable law or regulation, or the interpretation thereof; (iii) the taking by Seller of any specific action at the request or direction of Buyer; (iv) factors affecting the hospital or nursing home industry generally, including any changes in the general level of profitability, reimbursement, prices of drugs, physician, nursing or employee costs; (v) any actions taken by Seller or any Affiliate of Seller that are required by this Agreement; (vi) the fact of the announcement or closing of the sale transaction contemplated by this agreement; provided, however, that any change or circumstance referred to in clauses (i), (ii), or (iv) above may be taken into account in determining whether a Material Adverse Effect has occurred to the extent (but only to the extent) that such change or circumstance has a materially disproportionate and materially adverse effect on Trace Regional (relative to the adverse effect generally on hospitals and of the same or similar size to and financial resources as Trace Regional).

12.18 Waiver of Jury Trial. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHTS IT MAY HAVE TO DEMAND THAT ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR IN ANY WAY RELATED TO THIS AGREEMENT OR THE RELATIONSHIPS OF THE PARTIES HERETO BE TRIED BY JURY. THIS WAIVER EXTENDS TO ANY AND ALL RIGHTS TO DEMAND A TRIAL BY JURY ARISING FROM ANY SOURCE INCLUDING, BUT NOT LIMITED TO, THE CONSTITUTION OF THE UNITED STATES OR ANY STATE THEREIN, COMMON LAW OR ANY APPLICABLE STATUTE OR REGULATIONS. EACH PARTY HERETO ACKNOWLEDGES THAT IT IS KNOWINGLY AND VOLUNTARILY WAIVING ITS RIGHT TO DEMAND TRIAL BY JURY.

12.19 Privileged Information. Buyer, on behalf of itself and its Affiliates (including, after the Closing, Seller), acknowledges that Seller has informed Buyer that Smith, Gambrell & Russell, LLP (“Seller Counsel”) has acted as counsel for Seller in connection with this Agreement and the transactions contemplated by this Agreement. Buyer, on behalf of itself and its Affiliates (including, after the Closing, Seller), agrees that all confidential communications between Seller, Seller, and their respective Affiliates, on the one hand, and Seller Counsel, on the other hand, in the course of this Agreement, and any attendant attorney-client privilege, attorney work product protection, and expectation of client confidentiality applicable thereto, shall be deemed to belong solely to Seller and its Affiliates, and shall not pass to or be claimed, held, or used by Buyer upon or after the Closing. Accordingly, neither Buyer nor any of its Affiliates shall have the right to access any such communications, or the files of Seller Counsel relating to this Agreement, whether or not the Closing occurs. Without limiting the generality of the foregoing, upon and after the Closing, (i) to the extent that files of Seller Counsel in respect of this Agreement constitute property of the client, only Seller shall hold such property rights and (ii) Seller Counsel shall have no duty whatsoever to reveal or disclose any such attorney-client communications or files to Buyer by reason of any actual or alleged attorney-client relationship between Seller Counsel and Seller or Trace Regional or otherwise. Buyer, on behalf of itself and its Affiliates, irrevocably waives any right they may have to discover or obtain information or documentation relating to this Agreement, to the extent that such information or documentation was subject to an attorney-client privilege, work product protection, or other expectation of confidentiality owed to Seller or any of its Affiliates. If and to the extent that, at any time subsequent to Closing, Buyer or any of its Affiliates shall have the right to assert or waive any attorney-client privilege with respect to any communication between Seller and any person representing them that occurred at any time prior to the Closing, Buyer, on behalf of itself and its Affiliates shall be entitled to waive such privilege only with the prior written consent of Seller (such consent not to be unreasonably withheld).

12.20 Accounting Date. The transactions contemplated hereby shall be effective for accounting purposes as of 11:59 p.m. on the Closing Date, unless otherwise provided herein or agreed in writing by Seller and Buyer.

12.21 No Inferences. Inasmuch as this Agreement is the result of negotiations between sophisticated parties of equal bargaining power represented by counsel, no inference in favor of, or against, either party shall be drawn from the fact that any portion of this Agreement has been drafted by or on behalf of such party.

12.22 No Third-Party Beneficiaries. The terms and provisions of this Agreement are intended solely for the benefit of Buyer and Seller and their respective permitted successors or assigns, and it is not the intention of the parties to confer, and this Agreement shall not confer, third-party beneficiary rights upon any other person.

12.23 Entire Agreement/Amendment. This Agreement supersedes all previous contracts or understandings, including any offers, letters of intent, proposals or letters of understanding, and constitutes the entire agreement of whatsoever kind or nature existing between or among the parties respecting the within subject matter, and no party shall be entitled to benefits other than those specified herein. As between or among the parties, no oral statements or prior written material not specifically incorporated herein shall be of any force and effect. The parties specifically acknowledge that in entering into and executing this Agreement, the parties rely solely upon the representations and agreements contained in this Agreement and no others. All prior representations or agreements, whether written or verbal, not expressly incorporated herein are superseded, and no changes in or additions to this Agreement shall be recognized unless and until made in writing and signed by all parties hereto. Anything herein to the contrary notwithstanding, this Agreement shall not supersede that certain Confidentiality and Nondisclosure Agreement between Seller and Progressive Health Systems Inc. dated February 5, 2023 which shall continue to apply to Buyer and Affiliates on the one hand and to Seller and Affiliates on the other. This Agreement may be executed in two or more counterparts, each and all of which shall be deemed an original and all of which together shall constitute but one and the same instrument.

12.24 Risk of Loss. Notwithstanding any other provision hereof to the contrary, the risk of loss in respect of casualty to the Trace Regional Assets shall be borne by Seller prior to the Closing and by Buyer thereafter.

12.25 Waiver of Bulk Sales Law Compliance. Buyer hereby waives compliance by Seller with the requirements, if any, of Article 6 of the Uniform Commercial Code as in force in any state in which the Trace Regional Assets are located and all other similar laws applicable to bulk sales and transfers.

12.26 Seller’s Representative and Buyer’s Representative. For purposes of this Agreement “Seller’s Representative” shall be Robert M. Thornton, Jr., (and any other person designated by him in writing to Buyer), and “Buyer’s Representative” shall be Quentin Whitwell (and any other person designated by him in writing to Seller). Such persons shall be collectively referred to herein as “Representatives.” Each Representative may be replaced by a substitute Representative by Seller or Buyer, as applicable, upon written notice to the other party.

12.27 Guaranty. Progressive Health Group, LLC, a Mississippi limited liability company (“PHG”) and the owner of all the outstanding ownership interest of Buyer for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, does hereby unconditionally and irrevocably guarantee (as primary obligor and not merely as surety) to Seller the payment and performance by Buyer of all Buyer’s obligations under this Agreement. Such guarantee is a continuing guarantee of performance of the obligations of Buyer and shall be binding upon and enforceable against PHG without regard to any change in the status of PHG as owner of Buyer or any amendment or modification to any of the obligations of Buyer under this Asset Purchase Agreement. The liability of PHG hereunder shall not be released or diminished by any modification or alteration of the terms of this Asset Purchase Agreement or any forbearance, neglect or delay in seeking performance of the obligations of Buyer by Seller or those hereby undertaken by PHG.

12.28 Damages. Neither Party, together with their respective affiliates, directors, officers, employees, or agents shall have any liability of any type (including, but not limited to, contract, negligence and tort liability), for any special, incidental, indirect or consequential damages, including, but not limited to, the loss of opportunity or loss of revenue or profit in connection with or arising out of the transactions contemplated hereby, even if such damages may have been foreseeable.

[Remainder of Page Intentionally Left Blank]

In Witness Whereof, the parties hereto have caused this Agreement to be executed in multiple originals by their authorized officers, all as of the date first above written.

SELLER:

SOUTHERN HEALTH CORPORATION OF HOUSTON, INC.

By:
Name: Sheila Brockman
Title: Vice President

BUYER:

PROGRESSIVE HEALTH OF HOUSTON, LLC,

a Mississippi limited liability company

By:

Quentin Whitwell, Member / Manager

Asset Purchase Agreement Signature Page

EXHIBIT A

ASSUMPTION AGREEMENT

[see attached]

EXHIBIT B

MANAGEMENT AGREEMENT

[see attached]

EXHIBIT C

BILL OF SALE

[see attached]